Exhibit 10.1

AMENDMENT NO. 3 TO CREDIT AGREEMENT AND LOAN DOCUMENTS

This Amendment No. 3 to Credit Agreement and Loan Documents (this “agreement”) is dated as of April 7, 2022, and is among the Persons identified on the signature pages hereof as Lenders (which Lenders constitute the Required Lenders and, as applicable, all affected Lenders), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as agent for the Lenders (Wells Fargo, in that capacity, “Agent”), KAISER ALUMINUM CORPORATION, a Delaware corporation (“KAC”), as a Borrower, and the Affiliates of KAC party to this agreement as Borrowers.

The Lenders, Agent, KAC, and the other Borrowers are party to a Credit Agreement dated as of October 30, 2019 (as amended, restated, supplemented, or otherwise modified before the date of this agreement, the “Credit Agreement”) and a Guaranty and Security Agreement dated as of October 30, 2019 (as amended, restated, supplemented, or otherwise modified before the date of this agreement, the “Guaranty and Security Agreement”). The parties also desire to modify the Credit Agreement and Guaranty and Security Agreement in certain respects.

The parties therefore agree as follows:

1. Definitions. Defined terms used but not defined in this agreement are as defined in the Credit Agreement.

2. Amendments to Credit Agreement.

(a) The Credit Agreement is hereby amended as set forth in Exhibit A (as amended Credit Agreement) attached hereto such that all of the newly inserted double underlined text (indicated textually in the same manner as the following example: double-underlined text) and any formatting changes attached hereto shall be deemed to be inserted and all stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) shall be deemed to be deleted therefrom.

(b) Exhibit L-1 (Form of LIBOR Notice) to the Credit Agreement is hereby amended in its entirety by substituting the Exhibit L-1 (Form of SOFR Notice) attached hereto as Annex A in its respective place.

(c) Schedule 4.5(b) (Intellectual Property) to the Credit Agreement is hereby amended in its entirety by substituting the Schedule 4.5(b) (Intellectual Property) attached hereto as Annex B in its appropriate place.

(d) Schedule 4.24 (Location of Inventory and M&E) to the Credit Agreement is hereby amended in its entirety by substituting the Schedule 4.24 (Location of Inventory) attached hereto as Annex C in its respective place.

3. Amendments to Guaranty and Security Agreement.

(a) The definition of “Excluded Accounts” in Section 1(a) of the Guaranty and Security Agreement is hereby amended and restated in its entirety to read as follows:

“”Excluded Accounts” means (A) Deposit Accounts and Securities Accounts with an aggregate amount on deposit therein of not more than $1,000,000 at any one time for all such Deposit Accounts or Securities Accounts, provided that such Deposit Accounts and Securities Accounts shall not ceased to be Excluded Accounts if they contain an aggregate balance greater than $1,000,000 for not longer than two (2) consecutive Business Days, and (B) Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for any Grantor’s employees.”

(b) Section 1(a) of the Guaranty and Security Agreement is hereby amended to delete in its entirety the definition of “Specified Equipment” appearing in clause (xl) thereof.

(c) Clause (c) of Section 3 of the Guaranty and Security Agreement is hereby amended and restated in its entirety to read as follows: “(c) [Reserved];”.

(d) Clause (q) of Section 3 of the Guaranty and Security Agreement is hereby amended to delete the words “Specified Equipment,” appearing therein.

(e) Section 10 of the Guaranty and Security Agreement is hereby amended to delete the words “and Specified Equipment” appearing therein.

(f) Exhibit I (Specified Equipment) to the Guaranty and Security Agreement is hereby deleted in its entirety.

(g) Schedule 3 (Patents), Schedule 4 (Trademarks), Schedule 5 (Name; Chief Executive Office; Tax Identification Numbers and Organizational Numbers), Schedule 6 (Deposit Accounts and Securities Accounts) and Schedule 7 (Controlled Account Banks) to the Guaranty and Security Agreement are hereby amended and restated in their entirety to read as provided on Schedule 3 (Patents), Schedule 4 (Trademarks), Schedule 5 (Name; Chief Executive Office; Tax Identification Numbers and Organizational Numbers), Schedule 6 (Deposit Accounts and Securities Accounts) and Schedule 7 (Controlled Account Banks), respectively, to this agreement.

4. Representations. To induce Agent and the Lenders to enter into this agreement, each Borrower hereby represents to Agent and the Lenders as follows:

(a) that each Borrower is duly authorized to execute and deliver this agreement and is and will continue to be duly authorized to borrow monies under the Credit Agreement and to perform its obligations under the Credit Agreement;

(b) that the execution and delivery of this agreement and the performance by each Borrower of its obligations under the Credit Agreement do not and will not conflict with any provision of law or of the Governing Documents of such Borrower or of any agreement binding upon such Borrower;

(c) that the Credit Agreement is a legal, valid, and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

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(d) that the representations and warranties of each Borrower and each other Loan Party or its Subsidiaries contained in the Credit Agreement or in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier is not applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this agreement, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties continue to be true and correct as of such earlier date); and

(e) that no Default or Event of Default has occurred and is continuing on the date of this agreement.

5. Conditions to Effectiveness. The effectiveness of this agreement is subject to satisfaction of the following conditions:

(a) that Agent has received the following documents:

(i) this agreement executed by Agent, the Lenders, and Borrowers;

(ii) a supplemental agent’s fee letter, in form and substance reasonably satisfactory to Agent, executed by each applicable Person;

(iii) an officer’s certificate with corresponding calculations certifying and demonstrating that as of the date of this agreement (i) after taking into account all Indebtedness of the Borrowers other than the Obligations, the Borrowers are able to incur Indebtedness under the Credit Agreement equal to the Maximum Revolver Amount after giving effect to this agreement without violating Section 1011 of the KAC Indentures, and (ii) the Indenture Borrowing Base exceeds the sum of (x) the Maximum Revolver Amount after giving effect to this agreement and (y) all Indebtedness outstanding under the “Credit Facilities” as defined in the KAC Indentures other than the Obligations, by an amount equal to or greater than 10% of the Maximum Revolver Amount after giving effect to this agreement;

(iv) each of the other documents, instruments, agreements, lien searches, certificates, and opinions listed in the document checklist attached to this agreement as Exhibit 5 (Document Checklist), in each case, in form and substance satisfactory to Agent;

(b) that (1) Borrowers have paid all fees described in the supplemental agent’s fee letter and supplemental lenders’ fee letter; and (2) unless waived by Agent, Borrowers have paid to Agent all reasonable fees, charges, and disbursements of counsel to Agent to the extent invoiced prior to or on the date of this agreement, plus such additional amounts of such reasonable fees, charges, and disbursements as constitute its reasonable estimate of such reasonable fees, charges, and disbursements incurred or to be incurred by it through the closing of this agreement (provided, that such estimate will not thereafter preclude a final settling of accounts between Borrower and Agent); and

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(c) that all legal matters incident to the execution and delivery of this agreement are satisfactory to Agent and its counsel.

6. Release of Agent and Lenders by Loan Parties. Each Loan Party signatory to this agreement hereby waives and releases any and all current existing claims, counterclaims, defenses, or set- offs of every kind and nature which it has or might have against Agent or any Lender arising out of, pursuant to, or pertaining in any way to the Credit Agreement, any and all documents and instruments delivered in connection with or relating to the foregoing, or this agreement. Each Loan Party signatory to this agreement hereby further covenants and agrees not to sue Agent or any Lender or assert any claims, defenses, demands, actions, or liabilities against Agent or any Lender which occurred on or before the date of this agreement arising out of, pursuant to, or pertaining in any way to the Credit Agreement, any and all documents and instruments delivered in connection with or relating to the foregoing, or this agreement.

7. Reaffirmation of Security. All of the provisions of the Loan Documents (as amended hereby) are ratified and confirmed and remain in full force and effect. The Borrowers, Agent and each Lender hereby expressly intend that this agreement shall not in any manner: (a) constitute the refinancing, refunding, payment or extinguishment of any of the Obligations evidenced by any of the Loan Documents; (b) be deemed to evidence a novation of (i) the outstanding balance of any of the Obligations or (ii) any of the Loan Documents; or (c) replace, impair, extinguish or otherwise adversely affect the creation, attachment, perfection or priority of the Liens in favor of Agent, for the benefit of the Lender Group, on the Collateral. Each Borrower ratifies and reaffirms any and all grants of Liens to Agent, for the benefit of Lender Group, on the Collateral as security for all of the Obligations, and each Borrower acknowledges and confirms that the grant of the Liens to Agent, for the benefit of Lender Group, on the Collateral: (i) represent continuing Liens on all of the Collateral, and (ii) secure all of the Obligations-

8. Miscellaneous.

(a) This agreement is governed by, and is to be construed in accordance with, the laws of the State of New York. Each provision of this agreement is severable from every other provision of this agreement for the purpose of determining the legal enforceability of any specific provision.

(b) This agreement binds Agent, the Lenders, and Borrowers and their respective successors and assigns, and will inure to the benefit of Agent, the Lenders, and Borrowers and the successors and assigns of Agent and each Lender.

(c) Except as specifically modified or amended by the terms of this agreement, all other terms and provisions of the Credit Agreement and the other Loan Documents are incorporated by reference in this agreement and in all respects continue in full force and effect. Each Borrower, by execution of this agreement, hereby reaffirms, assumes, and binds itself to all of the obligations, duties, rights, covenants, terms, and conditions that are contained in the Credit Agreement and the other Loan Documents.

(d) This agreement is a Loan Document. Each Borrower acknowledges that Agent’s reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees) incurred in preparing and reviewing this agreement constitute Lender Group Expenses.

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(e) The parties may sign this agreement in several counterparts, each of which will be deemed to be an original but all of which together will constitute one instrument. Delivery of an executed counterpart signature page to this agreement by facsimile or other electronic method of transmission is as effective as executing and delivering this agreement in the presence of the other parties to this agreement. Delivery of an executed counterpart signature page to this agreement will be effective upon the express release by the executing party (or by counsel to that executing party, on behalf of that executing party) of that executed counterpart signature page.

[Signature pages to follow]

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The parties are signing this Amendment No. 3 to Credit Agreement and Loan Documents as of the date stated in the introductory clause.

KAISER ALUMINUM CORPORATION, as a Borrower

By:	/s/ Neal West
Name:	Neal West
Title:	Executive Vice President and Chief Financial Officer

KAISER ALUMINUM INVESTMENTS COMPANY, as a Borrower

By:	/s/ Neal West
Name:	Neal West
Title:	Executive Vice President and Chief Financial Officer

KAISER ALUMINUM FABRICATED PRODUCTS, LLC, as a Borrower

By:	/s/ Neal West
Name:	Neal West
Title:	Executive Vice President and Chief Financial Officer

KAISER ALUMINUM WASHINGTON, LLC, as a Borrower

By:	/s/ Neal West
Name:	Neal West
Title:	Executive Vice President and Chief Financial Officer

KAISER ALUMINUM WARRICK, LLC, as a Borrower

By:	/s/ Neal West
Name:	Neal West
Title:	Executive Vice President and Chief Financial Officer

Signature page to Amendment No. 3 to Credit Agreement and Loan Documents—Kaiser

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent, as Joint Lead Arranger, as Joint Book Runner, and as a Lender

By:	/s/ Peter Aziz
Name:	Peter Aziz
Its Authorized Signatory

Signature page to Amendment No. 3 to Credit Agreement and Loan Documents—Kaiser

JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arranger, as Joint Book Runner, and as a Lender

By:	/s/ Kevin M. Podwika
Name:	Kevin M. Podwika
Its Authorized Signatory

Signature page to Amendment No. 3 to Credit Agreement and Loan Documents—Kaiser

BANK OF AMERICA, N.A.,
as a Syndication Agent and as a Lender

By:	/s/ Jennifer Tang
Name:	Jennifer Tang, SVP
Its Authorized Signatory

Signature page to Amendment No. 3 to Credit Agreement and Loan Documents—Kaiser

BARCLAYS BANK PLC,
as a Syndication Agent and as a Lender

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director
Its Authorized Signatory

Signature page to Amendment No. 3 to Credit Agreement and Loan Documents—Kaiser

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent and as a Lender

By:	/s/ William Patton
Name:	William Patton
Its Authorized Signatory

Signature page to Amendment No. 3 to Credit Agreement and Loan Documents—Kaiser

GOLDMAN SACHS BANK, USA,
as a Lender

By:	/s/ Andrew B. Vernon
Name:	Andrew Vernon
Its Authorized Signatory

Signature page to Amendment No. 3 to Credit Agreement and Loan Documents—Kaiser

Exhibit A

(as amended Credit Agreement)

[See attached]

As Amended Through Amendment No. ~~2~~3

CREDIT AGREEMENT by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION, and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Book Runners,

BANK OF AMERICA, N.A., and

BARCLAYS BANK PLC,

as Syndication Agent(s),

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agent

THE LENDERS THAT ARE PARTIES HERETO,

as the Lenders,

and

KAISER ALUMINUM CORPORATION,

KAISER ALUMINUM INVESTMENTS COMPANY,

KAISER ALUMINUM FABRICATED PRODUCTS, LLC,

KAISER ALUMINUM WASHINGTON, LLC,

KAISER ALUMINUM WARRICK, LLC

and

THOSE ADDITIONAL PERSONS THAT ARE JOINED AS A PARTY HERETO,

as Borrowers

Dated as of October 30, 2019

Page

1.	DEFINITIONS AND CONSTRUCTION		1

	1.1	Definitions	1

	1.2	Accounting Terms	~~42~~48

	1.3	Code	~~42~~48

	1.4	Construction	~~42~~48

	1.5	Time References	~~43~~49

	1.6	Schedules and Exhibits	~~43~~49

	1.7	Divisions	~~43~~49

	1.8	Rates	50

2.	LOANS AND TERMS OF PAYMENT		~~43~~50

	2.1	Revolving Loans	~~43~~50

	2.2	[Reserved]	~~44~~51

	2.3	Borrowing Procedures and Settlements	~~45~~51

	2.4	Payments; Reductions of Commitments; Prepayments	~~51~~58

	2.5	Promise to Pay; Promissory Notes	~~55~~62

	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	~~55~~62

	2.7	Crediting Payments	~~57~~64

	2.8	Designated Account	~~57~~64

	2.9	Maintenance of Loan Account; Statements of Obligations	~~57~~64

	2.10	Fees	~~57~~64

	2.11	Letters of Credit	~~58~~65

	2.12	~~LIBOR~~SOFR Option	~~66~~73

	2.13	Capital Requirements	~~69~~77

	2.14	Incremental Facilities	~~70~~78

	2.15	Joint and Several Liability of Borrowers	~~71~~80

	2.16	ESG Amendment; Sustainabilility Coordinator	83

3.	CONDITIONS; TERM OF AGREEMENT		~~75~~83

	3.1	Conditions Precedent to Effectiveness	~~75~~83

	3.2	Conditions Precedent to all Extensions of Credit	~~75~~84

	3.3	Maturity	~~75~~84

	3.4	Effect of Maturity	~~75~~84

	3.5	Early Termination by Borrowers	~~75~~84

4.	REPRESENTATIONS AND WARRANTIES		~~75~~84

	4.1	Organization; Powers	~~76~~85

i

(continued)

Page

	4.2	Authorization; Enforceability	~~76~~85

	4.3	Governmental Approvals; No Conflicts	~~76~~85

	4.4	Financial Condition; No Material Adverse Change	~~76~~85

	4.5	Properties	~~77~~85

	4.6	Litigation and Environmental Matters	~~77~~86

	4.7	Compliance with Laws and Agreements	~~77~~86

	4.8	Governmental Regulation	~~77~~86

	4.9	Taxes	~~77~~86

	4.10	ERISA	~~77~~86

	4.11	Disclosure	~~78~~87

	4.12	Material Agreements	~~78~~87

	4.13	Solvency	~~78~~87

	4.14	Insurance	~~78~~87

	4.15	Capitalization and Subsidiaries	~~79~~87

	4.16	Security Interest in Collateral	~~79~~88

	4.17	Employment Matters	~~79~~88

	4.18	Federal Reserve Regulation	~~79~~88

	4.19	Use of Proceeds	~~79~~88

	4.20	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	~~79~~88

	4.21	Common Enterprise	~~80~~89

	4.22	Patriot Act	~~80~~89

	4.23	Eligible Accounts; Eligible Inventory~~; Eligible M&E~~	~~80~~89

	4.24	Location of Inventory ~~and M&E~~	~~80~~89

	4.25	Inventory Records	~~80~~89

	~~4.26~~ 4.26 Indenture Credit Facilities Cap		89

	4.27	Hedge Agreements	~~80~~89

5.	AFFIRMATIVE COVENANTS		~~81~~90

	5.1	Financial Statements; Borrowing Base and Other Information	~~81~~90

	5.2	Notices of Material Events	~~84~~93

	5.3	Existence; Conduct of Business	~~85~~94

	5.4	Payment of Obligations	~~85~~94

	5.5	Maintenance of Properties	~~85~~94

(continued)

Page

	5.6	Books and Records; Inspection Rights	~~85~~94

	5.7	Compliance with Laws	~~85~~95

	5.8	Use of Proceeds.	~~86~~95

	5.9	Insurance	~~86~~95

	5.10	Environmental Covenant	~~87~~96

	5.11	Appraisals	~~87~~96

	5.12	Field Examinations	~~87~~97

	5.13	Depository Banks	~~88~~97

	5.14	Additional Collateral; Further Assurances	~~88~~97

	5.15	[Reserved]	~~89~~98

	5.16	Location of Inventory ~~and M&E~~; Chief Executive Office	~~89~~98

	5.17	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	~~89~~98

	5.18	Post-Closing Obligations	~~89~~98

6.	NEGATIVE COVENANTS		~~89~~100

	6.1	Indebtedness	~~89~~100

	6.2	Liens	~~91~~102

	6.3	Fundamental Changes	~~92~~103

	6.4	Investments, Loans, Advances, Guarantees and Acquisitions	~~92~~103

	6.5	Asset Sales	~~93~~105

	6.6	Sale and Leaseback Transactions	~~94~~105

	6.7	Hedge Agreements	~~94~~106

	6.8	Restricted Payments; Certain Payments of Indebtedness	~~94~~106

	6.9	Transactions with Affiliates	~~95~~106

	6.10	Restrictive Agreements	~~95~~107

	6.11	Amendment of Material Documents	~~96~~107

	6.12	Inventory ~~or M&E~~ with Bailees	~~96~~107

7.	FINANCIAL COVENANTS		~~96~~107

	7.1	Fixed Charge Coverage Ratio	~~96~~107

8.	EVENTS OF DEFAULT		~~96~~108

9.	RIGHTS AND REMEDIES		~~98~~110

	9.1	Rights and Remedies	~~98~~110

	9.2	Remedies Cumulative	~~99~~110

10.	WAIVERS; INDEMNIFICATION		~~99~~110

(continued)

Page

	10.1	Demand; Protest; etc.	~~99~~110

	10.2	The Lender Group’s Liability for Collateral	~~99~~111

	10.3	Indemnification	~~99~~111

11.	NOTICES		~~100~~112

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION		~~101~~113

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		~~104~~116

	13.1	Assignments and Participations	~~104~~116

	13.2	Successors	~~108~~119

14.	AMENDMENTS; WAIVERS		~~108~~120

	14.1	Amendments and Waivers	~~108~~120

	14.2	Replacement of Certain Lenders	~~110~~122

	14.3	No Waivers; Cumulative Remedies	~~111~~122

15.	AGENT; THE LENDER GROUP		~~111~~122

	15.1	Appointment and Authorization of Agent	~~111~~122

	15.2	Delegation of Duties	~~112~~123

	15.3	Liability of Agent	~~112~~123

	15.4	Reliance by Agent	~~112~~124

	15.5	Notice of Default or Event of Default	~~113~~124

	15.6	Credit Decision	~~113~~124

	15.7	Costs and Expenses; Indemnification	~~113~~125

	15.8	Agent in Individual Capacity	~~114~~126

	15.9	Successor Agent	~~114~~126

	15.10	Lender in Individual Capacity	~~115~~126

	15.11	Collateral Matters	~~115~~127

	15.12	Restrictions on Actions by Lenders; Sharing of Payments	~~117~~129

	15.13	Agency for Perfection	~~117~~129

	15.14	Payments by Agent to the Lenders	~~118~~129

	15.15	Concerning the Collateral and Related Loan Documents	~~118~~129

	15.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	~~118~~130

	15.17	Several Obligations; No Liability	~~119~~130

	15.18	Joint Lead Arrangers, Joint Book Runners, ~~and~~ Syndication Agents and Documentation Agent	~~119~~131

(continued)

Page

	15.19	Certain ERISA Matters	~~119~~131

16.	WITHHOLDING TAXES		~~120~~132

	16.1	Payments	~~120~~132

	16.2	Exemptions	~~121~~133

	16.3	Reductions	~~122~~134

	16.4	Refunds	~~123~~135

17.	GENERAL PROVISIONS		~~123~~135

	17.1	Effectiveness	~~123~~135

	17.2	Section Headings	~~123~~135

	17.3	Interpretation	~~123~~135

	17.4	Severability of Provisions	~~124~~135

	17.5	Bank Product Providers	~~124~~135

	17.6	Debtor-Creditor Relationship	~~124~~136

	17.7	Counterparts; Electronic Execution	~~124~~136

	17.8	Revival and Reinstatement of Obligations; Certain Waivers	~~125~~137

	17.9	Confidentiality	~~125~~137

	17.10	Survival	~~127~~139

	17.11	Patriot Act; Due Diligence	~~127~~139

	17.12	Integration	~~127~~139

	17.13	KAC as Agent for Borrowers	~~127~~139

	17.14	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~128~~140

	17.15	Acknowledgement Regarding Any Supported QFCs	~~128~~141

	17.16	Erroneous Payments	142

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of ~~LIBOR~~SOFR Notice
Exhibit J-1	Form of Joinder
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Existing Letters of Credit
Schedule 1.1(b)	Designated Account Debtors
Schedule 1.1(c)	Significant Subsidiaries
Schedule 1.1(d)	Reliance Account Debtors
Schedule 3.1	Conditions Precedent
Schedule 4.5(a)	Real Property
Schedule 4.5(b)	Intellectual Property
Schedule 4.6	Disclosed Matters
Schedule 4.12	Material Agreements
Schedule 4.14	Insurance
Schedule 4.15	Capitalization and Subsidiaries
Schedule 4.24	Location of Inventory ~~and M&E~~
Schedule 6.1(a)(ii)	Existing Indebtedness
Schedule 6.1(a)(v)	Existing Purchase Money Debt and Finance Lease Obligations
Schedule 6.2	Existing Liens
Schedule 6.4	Existing Investments
Schedule 6.10	Existing Restrictions

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of October 30, 2019, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association~~,~~ and JPMORGAN CHASE BANK, N.A., a national banking association, as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the “Joint Lead Arrangers”) and as joint book runners (in such capacity, together with their successors and assigns in such capacity, the “Joint Book Runners”), BANK OF AMERICA, N.A., a national banking association, and BARCLAYS BANK PLC, as syndication agents (in such capacity, together with their successors and assigns in such capacity, each a “Syndication Agent” and together, the “Syndication Agents”), U.S. BANK NATIONAL ASSOCIATION, a national banking association as the documentation agent (in such capacity, together with its successors and assigns in such capacity, the “~~Syndication~~Documentation Agent”), KAISER ALUMINUM CORPORATION, a Delaware corporation (“KAC”), KAISER ALUMINUM INVESTMENTS COMPANY, a Delaware corporation (“KAIC”), KAISER ALUMINUM FABRICATED PRODUCTS, LLC, a Delaware limited liability company (“KAFP”), KAISER ALUMINUM WASHINGTON, LLC, a Delaware limited liability company (“KAW”), KAISER ALUMINUM WARRICK, LLC (f/k/a Alcoa Warrick LLC), a Delaware limited liability company (“KA Warrick”), and those additional Persons that are joined as a party hereto by executing the form of Joinder attached hereto as Exhibit J-1 (each, together with KAC, KAIC, KAFP, ~~and~~ KAW and KA Warrick, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Acceptable Appraisal” means, with respect to an appraisal of Inventory ~~or M&E~~, the most recent appraisal of such property received by Agent (a) from an appraisal company satisfactory to Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Agent, and (c) the results of which are satisfactory to Agent, in each case, in Agent’s Permitted Discretion.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Account Party” has the meaning specified therefor in Section 2.11(h) of this Agreement.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of this Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Accounts and Section 6.9 of this Agreement: (a) if any Person owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person), then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or ~~LIBOR Rate~~SOFR Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed quarter; provided, ~~that for the period from the Closing Date through and including December 31, 2019, the Applicable Margin shall be set at the margin in the row styled “Level II”; provided further,~~ that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level II”:

Level	Average Excess Availability	Applicable Margin for Base Rate Loans (the “Revolving Loan Base Rate Margin”)	Applicable Margin for ~~LIBOR Rate~~SOFR Loans (the “Revolving Loan ~~LIBOR Rate~~SOFR Margin”)
I	> 40% of the Maximum Revolver Amount	0.25 percentage points	1.25 percentage points
II	< 40% of the Maximum Revolver Amount	0.50 percentage points	1.50 percentage points

The Applicable Margin shall be re-determined as of the first day of each quarter.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of this Agreement. “Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.

“Authorized Person” means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of this Agreement (after giving effect to the then outstanding Revolver Usage).

“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $200,000,000, minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.14 of this Agreement following the Third Amendment Effective Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d)(iii)(D).

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each day in such period (as calculated by Agent as of the end of each respective day) divided by the number of days in such period.

“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries.

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person (a) on or prior to the Closing Date (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided on or prior to the Closing Date, or (b) on or prior to the date that is 10 days after the provision of such Bank Product to a Loan Party or its Subsidiaries (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided after the Closing Date; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it so ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to this Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Parties, and Agent.

“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus 1⁄2%, (b) ~~the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point~~Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (b) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable in accordance with clause “(b)” of the definition thereof, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means the Revolving Loan Base Rate Margin.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d)(iii)(A).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate ~~(which may include Term SOFR)~~ that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental

Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~ as a replacement ~~to~~for the ~~LIBOR Rate~~then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided~~,~~ that if ~~the~~such Benchmark Replacement as ~~so determined~~sodetermined would be less than ~~zero,~~ the Floor, such Benchmark Replacement shall be deemed to be ~~zero~~the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the ~~LIBOR Rate~~then-current Benchmark with an Unadjusted Benchmark Replacement for ~~each~~any applicable ~~Interest Period~~Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (~~i~~a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBOR Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (~~ii~~b ) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~the LIBOR Rate~~such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides, after consultation with Administrative Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement)~~.

“Benchmark Replacement Date” means the ~~earlier~~earliest to occur of the following events with respect to the ~~LIBOR Rate~~then-current Benchmark:

~~(a)~~ (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the ~~LIBOR Rate~~published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~the LIBOR Rate~~all Available Tenors of such Benchmark (or such component thereof); or

~~(b)~~ (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date ~~of~~on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the ~~public~~most recent statement or publication ~~of information~~ referenced ~~therein~~in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the“Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth thereinwith respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the ~~LIBOR Rate~~then-current Benchmark:

~~(a)~~ (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the ~~LIBOR Rate~~published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~the LIBOR Rate~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBOR Rate~~any Available Tenor of such Benchmark (or such component thereof);

~~(b)~~ (b) a public statement or publication of information by the regulatory supervisor for the administrator of ~~the LIBOR Rate~~such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve ~~System~~Bank of ~~the United States (or any successor)~~New York, an insolvency official with jurisdiction over the administrator for ~~the LIBOR Rate~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~the LIBOR Rate~~such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~the LIBOR Rate~~such Benchmark (or such component), which states that the administrator of ~~the LIBOR Rate~~such Benchmark (or such component) has ceased or will cease to provide ~~the LIBOR Rate~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~the LIBOR Rate~~any Available Tenor of such Benchmark (or such component thereof); or

~~(c)~~ (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the ~~LIBOR Rate~~published component used in the calculation thereof) announcing that ~~the LIBOR Rate is no longer~~all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means ~~(a)~~, in the case of a Benchmark Transition Event, the earlier of (~~i~~a) the applicable Benchmark Replacement Date and (~~ii~~b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication)~~, and (b) in the case of an Early Opt-in Election, the date specified by Agent or the Required Lenders, as applicable, by notice to Administrative Borrower, Agent (in the case of such notice by the Required Lenders) and the Lenders~~.

“Benchmark Unavailability Period” means~~, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement,~~ the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the ~~LIBOR Rate~~then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section  2.12(~~e~~d)(iii ) and (y) ending at the time that a Benchmark Replacement has replaced the ~~LIBOR Rate~~then-current Benchmark for all purposes hereunder ~~pursuant to~~and under any Loan Document in accordance with ~~Section 2.12(e~~d)(iii~~)~~.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the IRC, or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a) 90% of the amount of Eligible Accounts with respect to which the Account Debtor is an Investment-Grade Domestic Account Debtor, less the amount, if any, of the Dilution Reserve, plus

(b) 85% of the amount of Eligible Accounts with respect to which the Account Debtor is a Domestic Account Debtor but not an Investment-Grade Domestic Account Debtor, less the amount, if any, of the Dilution Reserve, plus

(c) the lesser of

(i) 85% of the amount of Eligible Accounts with respect to which the Account Debtor is not a Domestic Account Debtor, less the amount, if any, of the Dilution Reserve, and

(ii) an amount equal to 25% of the Line Cap, plus

(d) the lesser of

(i) the product of 75% multiplied by the value (calculated at the lower of cost or market on a first-in-first-out basis consistent with Borrowers’ historical accounting practices or, subject to verification by Agent or a field examiner pursuant to an Acceptable Appraisal, on a weighted-average basis) of Eligible Inventory at such time, and

(ii) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent Acceptable Appraisal of Inventory, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices or, subject to verification by Agent or a field examiner pursuant to an Acceptable Appraisal, on a weighted-average basis) of Eligible Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(e) ~~the PP&E Component~~[Reserved]; plus

(f) at the option of Administrative Borrower, 100% of Eligible Cash; provided, that anything to the contrary in this Agreement notwithstanding, the portion of the Borrowing Base comprised of Eligible Cash may be adjusted, based on Agent’s Permitted Discretion, on a daily basis to reflect the aggregate amount of Eligible Cash as of the open of business on each Business Day as verified by Agent (which verification may be by receipt by Agent from the applicable Lender or Borrowers of screenshots of each website of each applicable deposit bank or securities intermediary describing the balance in each applicable account holding Eligible Cash); minus

(g) the aggregate amount of Reserves, if any, established by Agent from time to time under Section 2.1(c) of this Agreement;

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B-1 to this Agreement, which such form of Borrowing Base Certificate may be amended, restated, supplemented or otherwise modified from time to time (including without limitation, changes to the format thereof), as approved by Agent in Agent’s sole discretion.

“Business Day” means any day that is not a Saturday, Sunday~~,~~ or other day on which ~~banks are authorized or required to close in the state~~ the Federal Reserve Bank of New York~~, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market~~ is closed.

“Capital Expenditures” means, without duplication, any actual cash expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of KAC and its Subsidiaries prepared in accordance with GAAP.

“Cash Dominion Event” means the occurrence of either of the following: (a) the occurrence and continuance of any Event of Default, or (b) Excess Availability is less than the greater of (i) 10.0% of the Line Cap, and (ii) $~~30,000,000~~46,000,000 for five (5) consecutive Business Days.

“Cash Dominion Period” means the period commencing after the occurrence of a Cash Dominion Event and continuing until the date when (a) no Event of Default shall exist and be continuing, and (b) Excess Availability is greater than the greater of (i) 10.0% of the Line Cap, and (ii) $~~30,000,000~~46,000,000 for 30 consecutive days.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”),

(c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 45% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of KAC; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of KAC by Persons who were not (i) directors of KAC on the date of this Agreement, (ii) nominated or appointed by the board of directors of KAC or (iii) approved by the Board of Directors of KAC as director candidates prior to their election; or (c) the acquisition of direct or indirect Control of any of the Loan Parties (other than KAC) by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date) other than KAC.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, ~~or~~ (c) any new, or adjustment to, requirements prescribed by the Board of Governors for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which Agent sends Borrowers a written notice that each of the conditions precedent set forth on Schedule 3.1 to this Agreement either have been satisfied or have been waived.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records, ~~Equipment,~~ or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Swap Agreement” means any Hedge Agreement involving or settled by reference to one or more commodities.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer or treasurer of Administrative Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of this Agreement.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12(b)(ii) and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Covenant Testing Period” means a period (a) commencing on the last day of the Fiscal Month of Borrowers most recently ended prior to a Covenant Trigger Event for which Borrowers are required to deliver to Agent monthly, quarterly, or annual financial statements pursuant to Section 5.1 of this Agreement, and (b) continuing through and including the first day after such Covenant Trigger Event that Excess Availability has equaled or exceeded the greater of (i) 10% of the Line Cap, and (ii) $~~30,000,000~~46,000,000 for 30 consecutive days.

“Covenant Trigger Event” means if at any time Excess Availability is less than the greater of (i) 10% of the Line Cap, and (ii) $~~30,000,000~~46,000,000.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified therefor in Section 17.15 of this Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender.

“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the extent to which Dilution is in excess of 5%.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.6.

“Disqualified Indebtedness” means any Indebtedness for borrowed money with any bond, note, indenture or similar instrument issued, assumed or acquired in connection with an acquisition if the instrument governing such Indebtedness or other obligation (a) has a scheduled maturity date earlier than 90 days after the Maturity Date or (b) requires any Loan Party to make any scheduled or mandatory payments of principal or to otherwise purchase or redeem, or make sinking fund or other similar payments with respect to, such Indebtedness earlier than 90 days after the Maturity Date; provided that the amount of such Indebtedness under this clause (b) shall be the aggregate principal amount of all such scheduled or mandatory payments, purchases, redemptions, or sinking fund or other similar payments required to be made earlier than 90 days after the Maturity Date.

“Documentation Agent” has the meaning set forth in the preamble to this Agreement.

“Dollars” or “$” means United States dollars.

“Domestic Account Debtor” means an Account Debtor that is organized (or whose parent entity is organized) under the laws of the United States, any state thereof, or the District of Columbia.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

~~“Early Opt-in Election” means the occurrence of:~~

~~(a) (i) a determination by Agent or (ii) a notification by the Required Lenders to Agent (with a copy to Administrative Borrower) that the Required Lenders have determined that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12(e) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and~~

~~(b) (i) the election by Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Administrative Borrower and the Lenders or by the Required Lenders of written notice of such election to Agent.~~

“EBITDA” means, for the Borrowers and the Subsidiaries on a consolidated basis, for any period, in each case as determined in accordance with GAAP, Net Income for such period, plus (a) to the extent deducted in determining Net Income for such period, (i) Interest Expense, (ii) expense for income taxes, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred, (vi) Mark-to-Market Losses, (vii) Salaried VEBA Expense, (viii) any other non-cash charges except to the extent that any such non-cash charges (A) could reasonably be expected to result in a cash payment during the term of this Agreement or (B) represent amortization of a prepaid cash item paid in a prior period, and (ix) any expense or charge related to the transactions contemplated hereby and any equity issuance, investment, acquisition (whether or not such acquisition has been or will be consummated), disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, in each case, deducted in computing net income, minus (b) to the extent included in determining Net Income, (i) benefit for income taxes, (ii) extraordinary gains realized, (iii) Mark-to-Market Profits and (iv) Salaried VEBA Benefits.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System (or any successor system).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, at any time, the Accounts of the Borrowers which Agent determines in its Permitted Discretion are eligible as the basis for (a) the extension of Revolving Loans and Swing Loans and (b) the issuance of Letters of Credit hereunder. Without limiting Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first-priority perfected security interest in favor of Agent (for the benefit of the Lender Group and the Bank Product Providers);

(b) which is subject to any Lien other than (i) a Lien in favor of Agent (for the benefit of the Lender Group and the Bank Product Providers) or (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of Agent (for the benefit of the Lender Group and the Bank Product Providers);

(c) which is unpaid (i) in the case of an Investment-Grade Domestic Account Debtor, more than 180 days after the date of the original invoice therefor (or more than 60 days after the original due date therefor), or (ii) in the case of any other Account Debtor, more than 120 days after the date of the original invoice therefor (or more than 60 days after the original due date therefor);

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under this Agreement (other than as a result of the operation of clause (e) below);

(e) which is owing by an Account Debtor to the extent that the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all the Borrowers exceeds 25% (or, solely in the case of the Reliance Account Debtors and Investment-Grade Domestic Account Debtors, 35%) of the aggregate amount of Eligible Accounts of all the Borrowers, provided that (i) any such percentage as applied to a particular Account Debtor or group of Affiliated Account Debtors will be subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor or group of Affiliated Account Debtors deteriorates, and (ii) in each such case, only those Accounts owing by such Account Debtor or group of Affiliated Account Debtors that are in excess of 25% or other percentage then applicable thereto (or 35% or other percentage then applicable thereto in the case of the Reliance Account Debtors and Investment-Grade Domestic Account Debtors) of the aggregate amount of Eligible Accounts as set forth in the most recent Borrowing Base Certificate delivered hereunder shall be deemed ineligible as a result of this clause (e);

(f) with respect to which any (i) covenant has been breached in any material respect or (ii) representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement or the Guaranty and Security Agreement; provided that each such representation and warranty shall be true and correct in all respects to the extent it is already qualified by a materiality standard;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business; (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to Agent which has been sent to the Account Debtor; (iii) represents a progress billing; (iv) is contingent upon the applicable Borrower’s completion of any further performance (other than product returns in the ordinary course of business); (v) represents a guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis (excluding Accounts that are subject to returns in the ordinary course of business); (vi) represents a sale on a bill-and-hold; provided that such Account shall be deemed eligible if (A) the applicable Account Debtor with respect to such Account has delivered an agreement (in form and substance acceptable to Agent) among such Account Debtor, the applicable Borrower and Agent, pursuant to which such Account Debtor unconditionally agrees to accept delivery of such goods and waives any rights of set-off with respect to such Account or (a) such Account Debtor unconditionally agrees to pay in cash for such Account in the event that such Account Debtor elects not to take delivery); and (b) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower (other than bill-and-hold Accounts which satisfy the requirements set forth in the proviso to clause (g)(vi) above); provided, however, that this clause (h) shall not exclude portions of Accounts relating to “capacity reservation fees”;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which (i) has applied for, suffered or consented to the appointment of any receiver, custodian, trustee or liquidator of its assets; (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator; (iii) is subject to an Insolvency Proceeding; (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due; (v) is not Solvent; or (vi) has ceased operation of its business; provided that, notwithstanding the foregoing, Agent may determine, in its Permitted Discretion, that post-petition Accounts owing by an Account Debtor that is a debtor-in-possession under Federal bankruptcy laws shall not be deemed ineligible;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the United States, the United Kingdom or Canada or (ii) is not organized under applicable law of the United States, any state of the United States, the United Kingdom, Canada or any province of Canada unless, in either case, such Account is (A) backed by a Letter of Credit acceptable to Agent which is in the possession of, and is directly drawable by, Agent, (B) owed by an Account Debtor that has been approved by Agent in its Permitted Discretion or (C) owed by an Account Debtor listed on Schedule 1.1(b), as such schedule may be amended from time to time by the Administrative Borrower with the consent of the Required Lenders; provided that with respect to clauses (B) and (C), the aggregate amount of such Accounts owed by all such Account Debtors in the aggregate shall not exceed 25% of the aggregate amount of Eligible Accounts;

(m) which is owed in any currency other than Dollars, euros, British pound sterling, Canadian dollars or any other currency specified by Agent in its Permitted Discretion; provided that the amount of all such Accounts payable in euros, British pound sterling, Canadian dollars or any other currency specified by Agent shall not exceed $15,000,000 in the aggregate; and provided, further, that, with respect to Accounts owed in any currency other than Dollars, the value of such Accounts for purposes of calculating the Borrowing Base shall be expressed in Dollars as of the date of the applicable Borrowing Base Certificate, each such value to be calculated on a basis acceptable to Agent in its Permitted Discretion;

(n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States unless such Account is backed by a Letter of Credit acceptable to Agent which is in the possession of Agent, or (ii) the government of the United States, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of Agent in such Account have been complied with to Agent’s satisfaction;

(o) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Borrower;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Borrower is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r) which is evidenced by any promissory note, chattel paper, or instrument;

(s) which is (i) owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction or (ii) owed by an Account Debtor that is a Sanctioned Person;

(t) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;

(w) which (i) is sold pursuant to a Permitted Supplier Financing Transaction or (ii) is otherwise owing from a Permitted Supplier Financing Account Debtor; or

(x) which Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.

In determining the amount of an Eligible Account, the face amount of an Account may, in Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.

“Eligible Cash” means unrestricted cash of a Borrower held in a Deposit Account maintained in the United States with a member of the Lender Group as security for the Obligations, and in which Agent has a first-priority perfected security interest and which is subject to a Control Agreement.

“Eligible Inventory” means, at any time, the Inventory of a Borrower which Agent determines in its Permitted Discretion is eligible as the basis for (i) the extension of Revolving Loans and Swing Loans and (ii) the issuance of Letters of Credit hereunder. Without limiting Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first-priority perfected Lien in favor of Agent (for the benefit of the Lender Group and the Bank Product Providers);

(b) which is subject to any Lien other than (i) a Lien in favor of Agent (for the benefit of the Lender Group and the Bank Product Providers) and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of Agent (for the benefit of the Lender Group and the Bank Product Providers);

(c) which is, in Agent’s opinion, applying its Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant has been breached in any material respect or representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement or the Guaranty and Security Agreement (provided that each such representation and warranty shall be true and correct in all respects to the extent it is already qualified by a materiality standard) and which does not conform in any material respect to all standards imposed by any Governmental Authority;

(e) in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which constitutes packaging and shipping material or stores (provided that such stores may be deemed eligible in Agent’s Permitted Discretion upon receipt of an Acceptable Appraisal with respect to such stores), displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) other than Inventory generating Availability not in excess of $~~15,000,000~~25,000,000 at any time, which is (i) not located at one of the locations in the continental United States or Canada set forth on Schedule 4.24 to this Agreement (as such Schedule 4.24 may be amended from time to time in accordance with Section 4.24) (or in-transit from one such location to another such location), or (ii) in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule 4.24 to this Agreement to another location set forth on Schedule 4.24 to this Agreement (as such Schedule 4.24 may be amended from time to time in accordance with Section 4.24));

(h) which is located in any location leased by such Borrower unless (i) the lessor has delivered to Agent a Collateral Access Agreement or (ii) a Landlord Reserve with respect to such facility has been established by Agent in its Permitted Discretion, but without duplication of any Landlord Reserves pursuant to any other provision of this Agreement;

(i) which is located in any third party warehouse or is in the possession of a bailee or is being processed offsite at a third party location or outside processor or is in-transit to or from said third party location or outside processor unless (i) such warehouseman, bailee, or third party processor has delivered to Agent a Collateral Access Agreement on terms reasonably satisfactory to Agent or such other documentation as Agent may reasonably require (provided that subject to Agent’s right to establish and maintain appropriate Reserves in its Permitted Discretion, Inventory generating Availability up to $~~25,000,000 of such Inventory~~38,500,000 may be included in the Borrowing Base even if Collateral Access Agreements and such other documentation as Agent may reasonably require have not been obtained with respect to such Inventory) or (ii) an appropriate Reserve has been established by Agent in its Permitted Discretion;

(j) [Reserved];

(k) which is the subject of a consignment by such Borrower as consignor or which any Borrower has placed on consignment with another Person (other than a Person that is a third party processor of such Inventory, in which case such Inventory may be included as Eligible Inventory to the extent provided in clause (i) above);

(l) which contains or bears any intellectual property rights licensed to such Borrower unless Agent is satisfied, in its Permitted Discretion, that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m) for which reclamation rights have been asserted by the seller;

(n) which has been acquired from a Sanctioned Person; or

(o) which Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.

~~“Eligible M&E” means M&E owned by a Borrower and located in the United States, which satisfies each of the following requirements:~~

~~(a) the applicable Borrower has good and marketable title to the M&E;~~

~~(b) the full purchase price for the M&E has been paid by the applicable Borrower; (c) the M&E is located on premises owned or leased by the applicable Borrower (provided that with respect to M&E that is located at a leased facility, either (i) Agent shall have received a Collateral Access Agreement in form and substance acceptable to Agent and it is segregated or otherwise separately identifiable from equipment of others, if any, stored on the premises or (ii) Agent shall have implemented a Landlord Reserve, but without duplication of any Reserves for rent pursuant to any other provision of this Agreement or any deduction of rent as a portion of liquidation costs in determining the NOLV of such M&E);~~

~~(d) the M&E is in good repair and working order;~~

~~(e) the M&E is not subject to any agreement which restricts the ability of the applicable Borrower to use, sell, transport or dispose of the M&E or which restricts Agent’s ability to take possession of, sell or otherwise dispose of the M&E;~~

~~(f) the M&E does not constitute “fixtures” under the applicable laws of the jurisdiction in which the M&E is located;~~

~~(g) Agent has received an Acceptable Appraisal with respect to the M&E setting forth the NOLV of the M&E;~~

~~(h) Agent has a perfected first-priority Lien on the M&E subject to no other Liens, except Liens permitted under Section 6.2 hereof that are subordinate and junior to the Lien in favor of Agent; and~~

~~(i) Agent has not determined, in its Permitted Discretion, that such M&E is ineligible.~~

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or Section 414(c) of the IRC and, solely for purposes of Section 412 of the IRC, Section 414(m) and Section 414(o) of the IRC.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of a failure to satisfy any applicable minimum funding standard in the IRC or ERISA (sufficient to give rise to a Lien under Section 430 of the IRC or Section 303 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any material liability under Title IV of ERISA with respect to the termination of any Plan; (e) the taking of any steps by any Loan Party or any ERISA Affiliate to terminate any Plan or the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any material liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; or (h) the incurrence by any Loan Party of any other material liability under Title IV of ERISA.

“Erroneous Payment” has the meaning specified therefor in Section 17.16 of this Agreement.

“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 17.16 of this Agreement.

“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 17.16 of this Agreement.

“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 17.16 of this Agreement.

“ESG” has the meaning specified therefor in Section 2.16 of this Agreement.

“ESG Amendment” has the meaning specified therefor in Section 2.16 of this Agreement.

“ESG Pricing Provisions” has the meaning specified therefor in Section 2.16 of this Agreement.

“ESG Ratings” has the meaning specified therefor in Section 2.16 of this Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 8 of this Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus without duplication of any Reserves imposed against the Borrowing Base or the Maximum Revolver Amount, Reserves.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (i) any Tax imposed on the net income or net profits of any Tax Indemnitee (including any franchise Taxes or branch profits Taxes), in each case (A) imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Tax Indemnitee is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Tax Indemnitee’s principal office is located in, or, in the case of a Lender, in which its applicable lending office is located or (B) that are Other Connection Taxes, (ii) withholding Taxes that would not have been imposed but for a Tax Indemnitee’s failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding Taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of this Agreement, if any, with respect to such withholding Tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding Taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

“Existing Credit Facility” means Borrowers’ existing credit facility governed by that certain Amended and Restated Credit Agreement, dated as of December 1, 2015, by and among KAC, KAIC, KAFB, and KAW (among others), as borrowers, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, and the other related loan documentation.

“Existing Letters of Credit” means those letters of credit described on Schedule E-1 to this Agreement.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain fee letter, dated as of even date with this Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of a Borrower, or any other Person who performs a function similar to any of the foregoing and has been identified in writing to Agent as a “Financial Officer” hereunder.

“Fiscal Month” means any of the monthly accounting periods of the Borrowers and the Subsidiaries.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrowers and the Subsidiaries, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Borrowers and the Subsidiaries ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of any period, of (a) EBITDA for the period of determination minus Net Capital Expenditures for such period of determination, to (b) Fixed Charges for such period of determination, all calculated for the Borrowers and the Subsidiaries (other than Subsidiaries that are not Loan Parties and do not meet the conditions set forth in the first proviso to Section 5.14(a)) on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, for the Borrowers and the Subsidiaries on a consolidated basis, with reference to any period, without duplication, cash Interest Expense paid during such period, plus scheduled principal payments on Indebtedness (including rent or other payments on Finance Lease Obligations other than imputed interest components thereof) made during such period, plus, income taxes paid in cash during such period (or less cash payments received with respect to income taxes during such period), plus dividends or other distributions paid in cash to holders of Equity Interests in KAC in respect thereof during such period.

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

“Floor” means a rate of interest equal to 0%

“Flow of Funds Agreement” means a flow of funds agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Agent.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of this Agreement. “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guarantor” means (a) each Person that guaranties all or a portion of the Obligations, including any Person that is a “Guarantor” under the Guaranty and Security Agreement, and (b) each other Person that becomes a guarantor after the Closing Date.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties to Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means any Bank Product Provider that is a party to a Hedge Agreement with a Loan Party or its Subsidiaries or otherwise provides Bank Products under clause (f) of the definition thereof; provided, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“Increase” has the meaning specified therefor in Section 2.14.

“Increase Date” has the meaning specified therefor in Section 2.14.

“Increase Joinder” has the meaning specified therefor in Section 2.14.

“Increased Reporting Event” means if at any time Excess Availability is less than the greater of (a) 12.5% of the Line Cap, and (b)  $~~37,500,000~~57,500,000 .

“Increased Reporting Period” means the period commencing after the continuance of an Increased Reporting Event for five consecutive Business Days and continuing until the date when no Increased Reporting Event has occurred for 30 consecutive days.

“Indebtedness” as to any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than “capacity reservation fees” arising in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable, expense accruals and deferred compensation items incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations; (g) all Guarantees by such Person of Indebtedness of others, (h) all Finance Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out; (l) all Swap Obligations of such Person (with the amount of Indebtedness attributable to Swap Obligations of such Person for purposes of this definition being equal to the Net Mark-to-Market Exposure with respect thereto); and (m) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indenture Credit Facilities” means Credit Facilities (as defined in the KAC Indentures).

“Indenture Credit Facilities Cap” means as of any date of determination, an amount equal to the greatest of (a) $600,000,000, (b) an amount equal to the lesser of (i) the Initial Indenture Borrowing Base as at the end of the most recently ended fiscal quarter and (ii) the most recently calculated Initial Indenture Borrowing Base required to be delivered to Agent pursuant to Section 5.2, and (c) an amount equal to the maximum principal amount of Indenture Credit Facilities Indebtedness able to be incurred if, after giving pro forma effect to any incurrence of Indenture Credit Facilities Indebtedness contemplated to be incurred on such date (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Net Debt Ratio (as defined in the KAC Indentures) would be equal to or less than 2.75 to 1.00; provided that, for purposes of calculating the Consolidated Secured Net Debt Ratio for purposes of this clause (c), all Indenture Credit Facilities Indebtedness incurred under Section 1011(b)(1) of the KAC Indentures shall be deemed Secured Indebtedness (as defined in the KAC Indentures).

“Indenture Credit Facilities Indebtedness” means Indebtedness (as defined in the KAC Indentures) incurred pursuant to Indenture Credit Facilities by KAC or any Subsidiary Guarantor (as defined in the KAC Indentures).

“Initial Indenture Borrowing Base” means, as of any date of determination, an amount equal to the sum of (a) 90% of the net book value of all Accounts of KAC and its Restricted Subsidiaries (as defined in the KAC Indentures) and (b) 75% of the net book value of all Inventory of KAC and its Restricted Subsidiaries, in each case, plus in the case of any Refinancing Indebtedness (as defined in the KAC Indentures) in respect of any of the Indenture Credit Facilities, the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting or initial purchaser discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interest Expense” means, with reference to any period, total interest expense, calculated on a consolidated basis for the Company and the Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing) for such period in accordance with GAAP .

“Interest Period” means, with respect to each ~~LIBOR Rate~~SOFR Loan, a period commencing on the date of the making of such ~~LIBOR Rate~~SOFR Loan (or the continuation of a ~~LIBOR Rate~~SOFR Loan or the conversion of a Base Rate Loan to a ~~LIBOR Rate~~SOFR Loan) and ending ~~1, 2, 3,~~one (1) or ~~6~~three (3) months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the ~~LIBOR Rate~~Adjusted Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is ~~1, 2, 3,~~one (1) or ~~6~~three (3) months after the date on which the Interest Period began, as applicable, ~~and~~ (d) Borrowers may not elect an Interest Period which will end after the Maturity Date and (e) no tenor that has been removed from this definition pursuant to Section 2.12(d)(iii)(D) shall be available for specification in any SOFR Notice or conversion or continuation notice.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves in respect of Inventory, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory, Availability, or the Maximum Revolver Amount, including based on the results of appraisals.

“Investment” has the meaning specified therefor in Section 6.4 of this Agreement.

“Investment-Grade Domestic Account Debtor” means an Account Debtor (a) that is organized (or whose direct or indirect parent entity is organized) under the laws of the United States, any state thereof, or the District of Columbia, and (b) that is rated (or whose direct or indirect parent entity is rated) BBB- or better by S&P or Baa3 or better by Moody’s.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo, JPMorgan Chase Bank, N.A., a national banking association, or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement, and Issuing Bank shall be a Lender.

“Issuing Bank Sublimit(s)” means (a)  $~~20,000,000~~30,000,000 in the case of Wells Fargo, (b) $20,000,000, in the case of JPMorgan Chase Bank, N.A., a national banking association, and (c) such amount as an Issuing Bank may designate in writing to the Agent and the Borrowers; provided that any Issuing Bank may at any time in its discretion, but shall have no obligation to, issue Letters of Credit in stated amounts that cause the aggregate Letter of Credit Usage of such Issuing Bank to be in excess of its Issuing Bank Sublimit so long as the aggregate Letter of Credit Usage for all Issuing Banks does not exceed the Letter of Credit Sublimit.

“Joinder” means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement. “Joint Book Runners” has the meaning set forth in the preamble to this Agreement.

“Joint Lead Arrangers” has the meaning set forth in the preamble to this Agreement.

~~“KAC 2024~~

“KAC Indentures” means, collectively, the KAC 2028 Indenture and the KAC 2031 Indenture.

“KAC 2028 Indenture” means that certain Indenture dated as of November 26, 2019 among KAC as Issuer, the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

“KAC Notes” means, collectively, the KAC 2028 Notes and the KAC 2031 Notes.

“KAC 2028 Notes” means the up to $500,000,000 aggregate principal amount of 4.625% senior unsecured notes due 2028 issued by KAC pursuant to the KAC 2028 Indenture.

“KAC 2031 Indenture” means that certain Indenture dated as of May 20, 2021 among KAC as Issuer, the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

“KAC 2031 Notes” means the up to $~~375,000,000~~550,000,000 aggregate principal amount of ~~5.875~~4.50% senior unsecured notes due ~~2024~~2031 issued by KAC pursuant to the KAC 2031 Indenture.

“~~“KA Warrick” shall mean Kaiser Aluminum Warrick, LLC (f/k/a Alcoa Warrick LLC), a Delaware limited liability company.~~ KPIs” has the meaning specified therefor in Section 2.16 of this Agreement.

“Landlord Reserve” means, as to each location at which a Borrower has Inventory, ~~M&E,~~ or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to 3 months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and Agent so elects, in its Permitted Discretion, the number of months’ rent, storage charges, fess or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under applicable law, a Lien in the Inventory ~~or M&E~~ of such Borrower to secure the payment of such amounts under the lease or other applicable agreement relative to such location.

“Lender” has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (other than Taxes, which shall be governed by Section 16, but including insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender

Group’s transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Sections 2.10, 5.11, and 5.12 of this Agreement, (h) Agent’s and Lenders’ reasonable, documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (i) Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of this Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of this Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Sublimit” means $~~40,000,000~~50,000,000 .

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

~~“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.~~

~~“LIBOR Notice” means a written notice in the form of Exhibit L-1 to this Agreement.~~

~~“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of this Agreement.~~

~~“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the LIBOR Rate shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.~~

~~“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.~~

~~“LIBOR Rate Margin” means the Revolving Loan LIBOR Rate Margin.~~

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a finance lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Line Cap” means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount, and (b) the Borrowing Base as of such date of determination.

“Loan” means any Revolving Loan, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9 of this Agreement.

“Loan Documents” means this Agreement, the Control Agreements, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, any Issuer Documents, the Letters of Credit, any Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).

“Loan Party” means any Borrower or any Guarantor.

~~“M&E” means all Equipment (as defined in the Code) that constitutes machinery, equipment, and rolling stock (in each case, other than fixtures (unless otherwise agreed by Agent), tooling, or any equipment subject to special perfection requirements under federal law).~~

~~“M&E Reserves” means, as of any date of determination, (a) Landlord Reserves in respect of M&E, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to Eligible M&E, the PP&E Component, Availability, or the Maximum Revolver Amount, including based on the results of appraisals.~~

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Mark-to-Market Losses” means, with respect to any Person as of any date of determination, all non-cash unrealized losses recorded in the income of such Person arising from Hedge Agreement transactions or other transactions relating to financial instruments.

“Mark-to-Market Profits” means with respect to any Person as of any date of determination, all non-cash unrealized gains or profits recorded in the income of such Person arising from Hedge Agreement transactions or other transactions relating to financial instruments.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, prospects or condition, financial or otherwise of the Loan Parties, taken as a whole; (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents to which they are a party; (c) the Collateral, the Agent’s Liens (for the benefit of the Lender Group and the Bank Product Providers) on the Collateral, or the priority of such Liens; or (d) the rights of or benefits available to Agent or any other member of the Lender Group under the Loan Documents.

“Material Indebtedness” means (a) the Indebtedness under the KAC ~~2024~~2028 Notes and the KAC 2031 Notes, and (b) any other Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Hedge Agreements, of any one or more of the Loan Parties and the Subsidiaries of any Loan Party in an aggregate principal amount exceeding $~~50,000,000~~75,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Loan Party or Subsidiary in respect of any Hedge Agreement at any time shall be the Net Mark-to-Market Exposure that such Loan Party or Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Maturity Date” means ~~the earliest to occur of the following: (a) February 15, 2024, if by that date the scheduled maturity date of the KAC 2024 Notes has not been extended to a date not earlier than 90 days after the Scheduled Maturity Date, repaid in full, or refinanced or replaced on terms mutually satisfactory to Borrowers and Agent; and (b) the Scheduled Maturity Date~~April 7, 2027.

“Maximum Revolver Amount” means $~~375,000,000~~575,000,000 , decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of this Agreement and increased by the amount of any Increase made in accordance with Section 2.14 of this Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents. “Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber any Real Property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions.

“Net Capital Expenditures” means, with respect to any Person and any period, as of any date of determination, the total Capital Expenditures of such period minus that portion of such Capital Expenditures that (a) are financed with Indebtedness described in Section 6.1(a)(v) and 6.1(a)(xiv), and (b) are financed with insurance proceeds received in respect of any casualty, provided such insurance proceeds are reinvested in assets of a substantially similar nature as those subject to any such casualty.

“Net Income” means, for any period, the consolidated net income (or loss) of KAC and the Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with KAC or any of the Subsidiaries; (b) the income (or deficit) of any Person (other than a Subsidiary) in which KAC or any of the Subsidiaries has an ownership interest, except to the extent that any such income is actually received by KAC or such Subsidiary in the form of dividends or similar distributions; and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Mark-to-Market Exposure” means with respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreement transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement transactions as of the date of determination (assuming the Hedge Agreement transactions were to be terminated as of the date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement transactions as of the date of determination (assuming such Hedge Agreement transactions were to be terminated as of that date).

“Net Proceeds” means, if in connection with (a) an asset disposition, cash proceeds received by any Loan Party net of (i) commissions, attorneys’ fees, accountants’ fees, investment banking fees and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates of such Loan Party); (ii) taxes actually payable in respect thereof and reasonable estimates of taxes actually payable with respect to such transaction in the tax year of such transaction or in the following tax year; (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Liens), if any; (iv) an appropriate reserve for income taxes in accordance with GAAP established in connection therewith; and (v) amounts escrowed or reserved against indemnification obligations or purchase price adjustments; provided, however, that Net Proceeds shall not include any such amounts so received by such Loan Party in respect of any asset disposition made in any Fiscal Year until the aggregate amount of cash received by all Loan Parties in respect of asset dispositions during such Fiscal Year exceeds $~~15,000,000~~25,000,000 (excluding cash received in connection with dispositions described in Section 6.5(a)), in which case Net Proceeds shall constitute solely such amounts in excess thereof; or (b) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith; or (c) an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith, provided, however, that Net Proceeds shall not include any cash received in connection with the exercise of stock options granted to employees or directors of any Loan Party or any of the Subsidiaries.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent Acceptable Appraisal of Inventory.

~~“NOLV” means, as of any date of determination, with respect to Eligible M&E of any Person, the value of such Eligible M&E that is estimated to be recoverable in an orderly liquidation of such Eligible M&E, net of all associated costs and expenses of such liquidation, as determined based upon the most recent Acceptable Appraisal of M&E; provided that if such Acceptable Appraisal does not provide the costs and expenses of such liquidation on an item by item basis, then costs and expenses of liquidation for each item of Eligible M&E will be such amount as determined by Agent in its Permitted Discretion.~~

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties (including the “Guarantied Obligations” under and as defined in the Guaranty and Security Agreement), and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations of any Loan Party shall exclude such Loan Party’s Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury. “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of this Agreement. “Other Connection Taxes” means, with respect to any Tax Indemnitee, Taxes imposed as a result of a present or former connection between any such Tax Indemnitee and the jurisdiction imposing such Tax (other than connections arising from such Tax Indemnitee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.2).

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of this Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of this Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.22 of this Agreement.

“Payment Condition” means, with respect to any proposed action on any date, a condition that is satisfied if (a) no Default or Event of Default has occurred and is continuing or would result after giving effect to such action and (b) (i) after giving effect to such proposed action, Excess Availability calculated on a Pro Forma Basis is greater than the greater of (A) 17.5% of the Line Cap, and (B) $~~52,500,000~~80,500,000, or (ii) both (A) after giving effect to such proposed action, Excess Availability calculated on a Pro Forma Basis is greater than the greater of (1) 15% of the Line Cap, and (2) $~~45,000,000~~69,000,000 , and (B) the Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis (with the amount of any prepayments of Indebtedness made during such period and the amount of any Investments in joint ventures for such period being deemed to be Fixed Charges for such pro forma calculation) after giving effect to such proposed action for the period of four consecutive Fiscal Quarters ending on the last day of the most recently ended Fiscal Quarter of KAC for which financial statements have been delivered pursuant to Section 5.1, is greater than 1.10 to 1.00.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to this Agreement. “Permitted Acquisition” means any acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a) such acquisition is not a hostile or contested acquisition;

(b) the business acquired in connection with such acquisition (i) is not located in any country or jurisdiction in which (A) in accordance with Requirements of Law binding on U.S. Persons (including the regulations promulgated by the OFAC), U.S. Persons are prohibited from engaging in business or (B) any Lender would, in accordance with its internal policies, be prohibited from extending credit, and (ii) is not primarily engaged, directly or indirectly, in any material line of business other than the businesses in which the Loan Parties are engaged on the Closing Date and any business activities that are substantially similar, related or incidental thereto;

(c) both before and after giving effect to such acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects; provided that either (i)(A) each such representation and warranty shall be true and correct in all respects to the extent it is already qualified by a materiality standard and (B) any such representation or warranty which relates to a specified prior date shall be true and correct (subject to the aforementioned materiality standards) as of such earlier date; or (ii) to the extent the Lenders have been notified in writing by the Administrative Borrower that any representation or warranty is not correct, the Required Lenders have explicitly waived in writing compliance with such representation or warranty;

(d) as soon as available, but not less than ten days prior to closing of such acquisition, the Administrative Borrower has provided Agent (i) notice of such acquisition and (ii) a copy of all business and financial information reasonably requested by Agent including pro forma financial statements, statements of cash flow, and Availability projections;

(e) if the Accounts and Inventory acquired in connection with such acquisition are proposed to be included in the determination of the Borrowing Base and would, if so included, constitute 10% or more of the Borrowing Base, Agent shall have conducted an audit and field examination of such Accounts and Inventory to its satisfaction prior to such inclusion;

(f) the Payment Condition is satisfied;

(g) if such acquisition is an acquisition of the Equity Interests of a Person, such acquisition is structured so that the Person so acquired shall become a wholly-owned Subsidiary of a Loan Party and, if required pursuant to Section 5.14(a), a Loan Party pursuant to the terms of this Agreement; provided that if such Person does not become a Loan Party or if the acquisition is of Equity Interests of a Person in connection with a joint venture, then the Payment Condition must be satisfied;

(h) if such acquisition involves a merger or consolidation involving a Loan Party, such Loan Party shall be the surviving entity;

(i) if such acquisition is an acquisition of assets, the acquisition is structured so that a Loan Party shall acquire such assets;

(j) if such acquisition is an acquisition of Equity Interests, such acquisition will not result in any violation of Regulation U;

(k) no Loan Party shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that at the time of such acquisition could be reasonably expected to have a Material Adverse Effect;

(l) in connection with an acquisition of the Equity Interests of any Person that becomes a Loan Party, all Liens on property of such Person (other than Liens in favor of Agent (for the benefit of the Lender Group and the Bank Product Providers) securing the Obligations and any Liens that would constitute Permitted Liens) shall be terminated unless the Lenders in their sole discretion consent otherwise, and in connection with an acquisition of the assets of any Person by a Loan Party, all Liens on such assets (other than Liens in favor of Agent (for the benefit of the Lender Group and the Bank Product Providers) securing the Obligations and any Liens that would constitute Permitted Liens) shall be terminated;

(m) the Administrative Borrower shall certify in reasonable detail to the Lenders those calculations it is relying on pursuant to clause (f) and clause (g), as applicable, in making any determination therein; and

(n) no Default or Event of Default has occurred and is continuing at the time such acquisition is consummated or after giving effect thereto.

“Permitted Commodity Swap Agreement” means any Commodity Swap Agreement that (a) involves or is settled with respect to electricity, natural gas, diesel fuel, aluminum, alumina, bauxite or other mineral or metal used in the business of the Borrowers or the Subsidiaries, and (b) is entered into in the ordinary course of business of the Loan Parties to hedge against fluctuations in the price of electricity, natural gas, diesel fuel, aluminum, alumina, bauxite or other minerals or metals used in the business of the Borrowers or the Subsidiaries and not for speculative purposes.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with ~~Section 5.4~~;

(b) landlord’s, carrier’s, warehousemen’s, workmen’s, vendor’s, consignor’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4;

(c) Liens incurred or pledges and deposits made in the ordinary course of business in compliance with workers’ compensation laws, unemployment insurance, governmental insurance and other social security laws or regulations;

(d) Liens granted and deposits and other investments made to secure the performance of tenders, bids, contracts (other than for the repayment of Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) Liens incurred to secure appeal bonds and judgment and attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 8;

(f) easements, zoning restrictions, rights-of-way covenants, consents, reservations, mineral leases, encroachments, variations and zoning laws, ordinances, other restrictions and rights reserved to or vested in any municipality or government or proper authority to control or regulate any real property of the Loan Parties, charges or encumbrances (whether or not recorded) and interest of ground lessors, minor defects and irregularities in the title to any real property, which do not interfere materially with the ordinary conduct of the business of the Loan Parties, and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Loan Parties;

(g) purchase money Liens (including finance leases) upon or in any property acquired or held in the ordinary course of business to secure the purchase price of such property solely for the purpose of financing the acquisition of such property to the extent such purchase money Liens secure Indebtedness incurred in accordance with Section 6.1(a)(v);

(h) pledges or deposits in the ordinary course to secure leases entered into in the ordinary course of business;

(i) pledges and deposits of cash and Permitted Investments with a commodity broker or dealer for the purpose of margining or securing the obligations of any Loan Party or Significant Subsidiary under a Permitted Commodity Swap Agreement;

(j) any interest of a consignor in goods held by any Loan Party or Significant Subsidiary on consignment provided that such goods are held on consignment in the ordinary course of business consistent with past practices; and

(k) extensions, renewals, or replacements of any Lien referred to in clauses (a) through (j) above; provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property encumbered thereby;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b) investments in commercial paper having, at such date of acquisition, a rating of at least “A-2” or the equivalent thereof from S&P or of at least “P-2” or the equivalent thereof from Moody’s;

(c) investments in certificates of deposit, overnight bank deposits, bankers acceptances and time deposits (including eurodollar time deposits) issued or guaranteed by or placed with

(i) any domestic office of Agent or the bank with whom the Loan Parties maintain their cash management system; provided that if such bank is not a Lender hereunder, such bank shall have entered into an agreement with Agent pursuant to which such bank shall have waived all rights of setoff and confirmed that such bank does not have, nor shall it claim, a security interest therein, or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and is the principal bank of a bank holding company having a long-term unsecured debt rating of at least “A-2” or the equivalent thereof from S&P or at least “P-2” or the equivalent thereof from Moody’s;

(d) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above;

(e) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) investments in securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

(g) investments in money market funds or similar funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (f) above;

(h) investments in money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(i) auction rate floaters and similar short term (one to sixty day maturities) gilt edge investments in pools of bonds whose income is exempt from federal taxation, which are issued by entities that are rated in the highest rating category of S&P and/or Moody’s ratings; and

(j) investments in debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among KAC and its Subsidiaries, in an aggregate amount not to exceed $250,000,000 at any time.

“Permitted Lien” means any Lien permitted pursuant to Section 6.2.

“Permitted Supplier Financing Account Debtor” ~~shall mean~~means any of (i) Ardagh Group S.A. and its Subsidiaries, (ii) Ball Corporation, Ball Metal Beverage Mexico Holdings BV, Ball Packaging LLC, Ball Metal Beverage Container Corp. and Ball Beverage Can Americas S.A. de C.V.; (iii) Pepsico Inc. and its Subsidiaries and Affiliates located in USA and Canada, (iv) Crown Cork & Seal USA, Inc., Crown Metal Packaging Canada LP, Fabricas Monterrey S.A. de C.V., Crown Envases Mexico S.A. de C.V., Crown Famosa S.A. de C.V. and Crown Holdings, Inc., (v) Silgan Holdings Inc. and its Subsidiaries and Affiliates including, without limitation, Silgan Containers Corp. (vi) Rexam Beverage Can Company, and (~~vi~~vii) any other Account Debtor of any Borrower approved in writing by Agent from time to time in the exercise of its Permitted Discretion at the written request of Administrative Borrower.

“Permitted Supplier Financing Transaction” ~~shall mean~~means any transaction in which any Borrower may, from time to time, sell to a financial buyer Accounts of such Borrower in the ordinary course of business on a non-recourse and true sale basis so long as (i) the Account Debtor of such Accounts is a Permitted Supplier Financing Account Debtor, (ii) such sale is made pursuant to documentation (including, without limitation, intercreditor arrangements) in form and substance reasonably satisfactory to Agent and (iii) each Deposit Account into which proceeds of each such Permitted Supplier Financing Transaction are deposited shall be identified in writing by the Administrative Borrower to ~~Administrative~~ Agent and shall be subject to a Control Agreement.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is maintained or is contributed to (or required to be contributed to) by any Loan Party or any ERISA Affiliate and is either subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA.

“Platform” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Post-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of this Agreement.

~~“PP&E Component” means, as of any date of determination, an amount equal to the product of the PP&E Percentage multiplied by the lesser of (i) the product of 85% multiplied by the NOLV of Eligible M&E, as such NOLV is identified in the most recent Acceptable Appraisal of M&E at such time, and (ii) $75,000,000. In the event of a voluntary or involuntary sale or disposition of any Eligible M&E (including as a result of a casualty or condemnation), the PP&E Component shall automatically be reduced by the amount of the PP&E Component attributable to the Eligible M&E sold or disposed of (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent). Not more than two times after the Closing Date, upon request of the Borrowers, the NOLV of Eligible M&E may be reset subject to receipt by Agent of a new Acceptable Appraisal.~~

~~“PP&E Percentage” means, as of any date of determination, the percentage equal to the result of (a) 100% minus (b) the percentage obtained by dividing the number of full Fiscal Quarters elapsed since the Closing Date by 40.~~

“Pre-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of this Agreement.

“Prepayment Event” means:

(a) any sale, transfer or other disposition of any property or asset that forms a part of the Collateral of any Loan Party, other than dispositions described in Section 6.5(a);

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party forming a part of the Collateral;

(c) the issuance by the Company of any Equity Interests in exchange for cash, and explicitly excluding issuance of common stock of the Company or other Equity Interests (i) in connection with the conversion or settlement of stock options or warrants or (ii) pursuant to a merger permitted by Section 6.3 or a Permitted Acquisition; or

(d) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.1 or permitted by the Required Lenders.

“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis (which pro forma presentation shall treat all cash consideration given, and the amount of Disqualified Indebtedness assumed, acquired or issued, in connection with such event as having been paid in cash at the time of making such event) for the period of such calculation to (a) such event as if it happened on the first day of such period or (b) the incurrence of any Indebtedness by KAC or any Subsidiary in connection with such event and any incurrence, repayment, issuance or redemption of other Indebtedness of KAC or any Subsidiary occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b) with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders,

(c) [reserved], and

(d) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full and all Commitments have been terminated, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders.

“Projections” has the meaning specified therefor in Section 5.1(a)(v) of this Agreement.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of this Agreement.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified therefor in Section 17.15 of this Agreement.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including Landlord Reserves for books and records locations and reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts, Availability, or the Maximum Revolver Amount.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning set forth in Section 13.1(h) of this Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of this Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Relevant Governmental Body” means the Board of Governors and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors and/or the Federal Reserve Bank of New York or any successor thereto.

“Reliance Account Debtors” means each Account Debtor that is listed on Schedule 1.1(d).

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Report” has the meaning specified therefor in Section 15.16 of this Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Requirement of Law” means, as to any Person, the Governing Documents of such Person and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, Inventory Reserves, ~~M&E Reserves,~~ Receivable Reserves, Bank Product Reserves, and those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base, Availability, or the Maximum Revolver Amount.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in KAC or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, conversion, cancellation or termination of any such Equity Interests in KAC.

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance or Increase Joinder pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with ~~Section 2.4(c)~~ hereof.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” means a Lender that has a Revolving Loan Exposure or Letter of Credit Exposure.

“Revolving Loan Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loan ~~LIBOR Rate~~SOFR Margin” has the meaning set forth in the definition of Applicable Margin.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Salaried VEBA Benefit” means any non-cash benefit or gain recorded in the income statement of the Borrowers related to the Salaried VEBA Trust.

“Salaried VEBA Expense” means any non-cash expense recorded in the income statement of the Borrowers related to the Salaried VEBA Trust.

“Salaried VEBA Trust” means the trust that provides benefits to certain eligible retirees and their surviving spouses and eligible dependents of Kaiser Aluminum & Chemical Corporation who were salaried employees.

“Sanctioned Person” means (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person directly or indirectly 50% or more owned or controlled (individually or in the aggregate) by, otherwise controlled by, or acting on behalf of any such Person or Persons described in clauses (a) and (b) above.

“Sanctioned Territory” means a country or territory or a government of a country or territory that is the subject of territory-wide, comprehensive Sanctions, including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (c) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

~~“Scheduled Maturity Date” means October 30, 2024.~~

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Significant Subsidiary” means each domestic Subsidiary of the Company that:

(a) is listed on Schedule 1.1(c);

(b) accounted for at least 5% of consolidated revenues of the Company and the Subsidiaries from sales to third parties for the four Fiscal Quarters of the Company ending on the last day of the last Fiscal Quarter of the Company immediately preceding the date as of which any such determination is made; or

(c) has assets (other than assets which are eliminated in consolidation) which represent at least 5% of the consolidated assets of the Company and the Subsidiaries as of the last day of the last Fiscal Quarter of the Company immediately preceding the date as of which any such determination is made, all of which, with respect to clauses (b) and (c), shall be as included in the consolidated financial statements of KAC for the applicable fiscal period, or as of the date, in question.

“SOFR” ~~with respect to any day~~ means a rate equal to the secured overnight financing rate ~~published for such day~~as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York~~, as the administrator of the benchmark,~~ (or a successor administrator for SOFR) ~~on the Federal Reserve Bank of New York’s Website~~.

“SOFR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.

“SOFR Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to Adjusted Term SOFR (other than pursuant to clause (b) of the definition of “Base Rate”).

“SOFR Margin” means the Revolving Loan SOFR Margin.

“SOFR Notice” means a written notice in the form of Exhibit L-1 to this Agreement.

“SOFR Option” has the meaning specified therefor in Section 2.12(a) of this Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supermajority Lenders” means, at any time, Revolving Lenders having or holding more than 66-2/3% of the aggregate Revolving Loan Exposure of all Revolving Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are two or more Revolving Lenders (who are not Affiliates of one another), “Supermajority Lenders” must include at least two Revolving Lenders (who are not Affiliates of one another or Defaulting Lenders).

“Supported QFC” has the meaning specified therefor in Section 17.15 of this Agreement.

“Sustainability Assurance Provider” means (a) a qualified external reviewer, independent of KAC and its Subsidiaries, with relevant expertise with respect to evaluating KPIs with respect to ESG targets and ESG Ratings targets, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing, or (b) another Person designated by Administrative Borrower and approved by Required Lenders.

“Sustainability Coordinator” means Wells Fargo Capital Finance, LLC, in its capacity as Sustainability Coordinator.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of this Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Syndication Agent(s)” has the meaning set forth in the preamble to this Agreement.

“Tax Indemnitee” has the meaning specified therefor in Section 16.1 of this Agreement.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two(2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.

“Test Period” means the most recent period of 12 consecutive full Fiscal Months immediately preceding each date (taken as one accounting period) in respect of which KAC has delivered the financial statements referred to in Section 5.1(a)(i), 5.1(a)(ii), or 5.1(a)(iii).

“Third Amendment Effective Date” means April 7, 2022.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Transactions” means the execution, delivery and performance by each of the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of this Agreement.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3(a), 2.3(c) and 2.12(b), in each case, such day is also a Business Day.

“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 17.15 of this Agreement.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of this Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central standard time or Central daylight saving time, as in effect in Chicago, Illinois, on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.8 Rates. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.12(d)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2. LOANS AND TERMS OF PAYMENT.

2.1 Revolving Loans.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)	such Lender’s Revolver Commitment, and

(ii)	such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)	the amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B)

the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(c)), less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement. No portion of any Loan will be funded or held with “plan assets,” as defined by the U.S. Department of Labor Regulation found at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

(c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves against the Borrowing Base, Availability, or the Maximum Revolver Amount; provided, that Agent shall notify Borrowers at least three (3) Business Days prior to the date on which any such reserve is to be established or increased; provided further, that (A) the Borrowers may not obtain any new Revolving Loans (including Swing Loans) or Letters of Credit to the extent that such Revolving Loan (including Swing Loans) or Letter of Credit would cause an Overadvance after giving effect to the establishment or increase of such Reserve as set forth in such notice; (B) no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation set forth in this Agreement or previously utilized; and (C) no such prior notice shall be required during the continuance of any Event of Default and (D) no such prior notice shall be required with respect to any Reserve established in respect of any Lien that has priority over Agent’s Liens on the Collateral. The amount of any Reserve established by Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Accounts~~,~~ and Eligible Inventory~~, and Eligible M&E~~, as applicable, shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria.

(d) Anything to the contrary in this Agreement notwithstanding, the portion of the Borrowing Base comprised of Eligible Cash may be adjusted, based on Agent’s Permitted Discretion, on a daily basis to reflect the aggregate amount of Eligible Cash as of the open of business on each business day as verified by Agent (which verification may be by receipt by Agent from the applicable Lender or Borrowers of screenshots of each website of each applicable deposit bank or securities intermediary describing the balance in each applicable account holding Eligible Cash).

2.2 [Reserved].

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal) and received by Agent no later than ~~12:00 noon~~11:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is one Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan, and (iii) on the U.S. Government Securities Business Day that is three U.S. Government Securities Business Days prior to the requested Funding Date in the case of ~~all other requests~~a request for a SOFR Loan, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than ~~12:00 noon~~11:00 a.m. on the applicable Business Day or U.S. Government Securities Business Day, as applicable. All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.

(b) Making of Swing Loans. In the case of a Revolving Loan and so long as any of (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed the greater of 10% of the Maximum Revolver Amount and $~~37,500,000~~57,500,000 , or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(c) Making of Revolving Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a)(i), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day or U.S. Government Securities Business Day, as applicable, that is (A) in the case of a Base Rate Loan, at least one Business Day prior to the requested Funding Date, or (B) in the case of a ~~LIBOR Rate~~SOFR Loan, prior to ~~12:00 noon~~11:00 a.m. at least three U.S. Government Securities Business Days prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than ~~12:00 noon~~10:00 a.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to ~~10:30~~9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than ~~12:00 noon~~10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.3(d)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed the greater of 10% of the Maximum Revolver Amount and $~~37,500,000~~57,500,000 .

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by the greater of 10% of the Maximum Revolver Amount and $~~37,500,000~~57,500,000 , and (B) subject to Section 2.3(d)(iv) below, after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

(iii) Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a ~~LIBOR Rate~~SOFR Loan. Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Revolving Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, (A) no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to the greater of 10% of the Maximum Revolver Amount and $~~37,500,000~~57,500,000 , and (B) no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or any Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments; provided that Agent may make Extraordinary Advances in excess of the limitation set forth in the preceding clause (B) (but subject to the other limitations set forth in this Section 2.3(d)) so long as such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments are for Agent’s sole and separate account and not for the account of any Lender. No Lender shall have an obligation to settle with Agent for such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments as provided in Section 2.3(e) (or Section 2.3(g), as applicable).

(e) Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to any Loan Party’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than ~~2:00~~12:00 p.m. noon on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than ~~2:00~~12:00 p.m. noon on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Revolving Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. Consistent with Section 13.1(h), Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Revolving Loans owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (M) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii) If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)

such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Pro Rata Share of Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B)

if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;

(C)

if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)

to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)

to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F)

so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii), or (y) the

Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G)

Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d). Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(h) Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, without set off or counterclaim, no later than ~~2:00~~1:30 p.m. on the date specified herein; provided that, for the avoidance of doubt, any payments deposited into a Controlled Account shall be deemed not to be received by Agent on any Business Day unless immediately available funds have been credited to Agent’s Account prior to ~~2:00~~1:30 p.m. on such Business Day. Any payment received by Agent in immediately available funds in Agent’s Account later than ~~2:00~~1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii) Subject to Section 2.4(b)(v) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)

first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents and to pay interest and principal on Extraordinary Advances that are held solely by Agent pursuant to the terms of Section 2.3(d)(iv), until paid in full,

(B)	second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,

(C)	third, to pay interest due in respect of all Protective Advances, until paid in full,

(D)	fourth, to pay the principal of all Protective Advances, until paid in full,

(E)	fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)	sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,

(G)	seventh, to pay interest accrued in respect of the Swing Loans, until paid in full,

(H)	eighth, to pay the principal of all Swing Loans, until paid in full,

(I)	ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances and Swing Loans), until paid in full,

(J)	tenth, ratably

(1)	ratably, to pay the principal of all Revolving Loans (other than Protective Advances and Swing Loans), until paid in full,

(2)

to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

(3)

ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (3) during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (I) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations (but not in excess of the Bank Product Reserve established for the Bank Product Obligations of such Bank Product Provider), and (II) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,

(K)

eleventh, ratably, to the Bank Product Providers (other than Defaulting Lenders) on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof)

(L)	twelfth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(M)	thirteenth, ratably to pay any Obligations owed to Defaulting Lenders; and

(N)	fourteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi) For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Commitments.

(i) Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $25,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $25,000,000), shall be made by providing not less than ten Business Days prior written notice to Agent, and shall be irrevocable. The Revolver Commitments, once reduced, may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. In connection with any reduction in the Revolver Commitments prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Board of Governors.

(d) Optional Prepayments.

(i) Revolving Loans. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(e) Mandatory Prepayments.

(i) Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the lesser of (x) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, or (y) the Maximum Revolver Amount, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(c), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.

(ii) Prepayment Event. During a Cash Dominion Period, in the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to 100% of such Net Proceeds to the extent that such Obligations are then outstanding.

(f) Application of Payments.

(i) Each prepayment pursuant to Section 2.4(e)(i) shall, (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

2.5 Promise to Pay; Promissory Notes.

(a) Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred, or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to such Lender (or its registered assigns) in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein (or its registered assigns).

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c) and Section 2.12(d), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i) if the relevant Obligation is a ~~LIBOR Rate~~SOFR Loan, at a per annum rate equal to ~~the LIBOR Rate~~Adjusted Term SOFR plus the ~~LIBOR Rate~~SOFR Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the ~~LIBOR Rate~~SOFR Margin multiplied by the average amount of the Letter of Credit Usage during the immediately preceding month.

(c) Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under clause (h) or clause (i) of Section 8 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under clause (h) or clause (i) of Section 8), at the direction of Agent or the Required Lenders, and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under clause (a) or clause (b) of Section 8), (A) all Loans and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder, and (B) the Letter of Credit Fee shall be increased to two percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k), or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each month, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each month, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on the earlier of (x) with respect to Lender Group Expenses outstanding as of the Closing Date, the Closing Date, and (y) otherwise, the earlier of (A) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (B) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (B)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first Business Day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) on the Closing Date and thereafter as and when incurred or accrued, all other Lender Group Expenses, and (G) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into ~~LIBOR Rate~~SOFR Loans in accordance with the terms of this Agreement).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(g) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Agent will have the right, in consultation with Administrative Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Administrative Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.7 Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before ~~2:00~~1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after ~~2:00~~ 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account. Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10 Fees.

(a) Certain Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to 0.25% per annum multiplied by the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the Average Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c) Field Examination and Other Fees. Subject to any limitations set forth in Sections 5.11 and 5.12, Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of Agent, and (ii) the fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof.

2.11 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of x) a lease of real property, or (y) an employment contract.

(b) No Issuing Bank shall have any obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii) the Letter of Credit Usage related to Letters of Credit issued by such Issuing Bank would exceed the Issuing Bank Sublimit of such Issuing Bank, or

(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

(iv) the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars.

(d) Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this Section 2.11(d), Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving

Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this this Section 2.11, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) any prohibition on payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x) Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi) any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;

(xii) any foreign law or usage as it relates to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or

(xiii) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h) Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three (3) Business Days following Borrowers’ receipt of documents from Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Bank at least 30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i) Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi) Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;

(vii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(viii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.11(f) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank equal to 0.125% per annum multiplied by the average amount of the Letter of Credit Usage during the immediately preceding month, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l) If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii) there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(n) If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when the Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. ~~If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Revolving Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).~~

(o) Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p) Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q) In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(r) The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s) At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

2.12 ~~LIBOR~~SOFR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “~~LIBOR~~SOFR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a ~~LIBOR Rate~~SOFR Loan, or upon continuation of a ~~LIBOR Rate~~SOFR Loan as a ~~LIBOR Rate~~SOFR Loan) at a rate of interest based upon ~~the LIBOR Rate~~Adjusted Term SOFR. Interest on ~~LIBOR Rate~~SOFR Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto~~; provided, that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three-month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period)~~, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the ~~LIBOR~~SOFR Option with respect thereto, the interest rate applicable to such ~~LIBOR Rate~~SOFR Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of Agent or the Required Lenders, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon ~~the LIBOR Rate~~Adjusted Term SOFR.

(b) ~~LIBOR~~SOFR Election.

(i) Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the ~~LIBOR~~SOFR Option during the continuance of such

Event of Default, elect to exercise the ~~LIBOR~~SOFR Option by notifying Agent prior to ~~12:00 noon~~11:00 a.m. at least three U.S. Government Securities Business Days prior to the commencement of the proposed Interest Period (the “~~LIBOR~~SOFR Deadline”). Notice of Borrowers’ election of the ~~LIBOR~~SOFR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section ~~2.12~~ shall be made by delivery to Agent of a ~~LIBOR~~SOFR Notice received by Agent before the ~~LIBOR~~SOFR Deadline. Promptly upon its receipt of each such ~~LIBOR~~SOFR Notice, Agent shall provide a ~~copy~~notice thereof to each of the affected Lenders.

(ii) Each ~~LIBOR~~SOFR Notice shall be irrevocable and binding on Borrowers. In connection with each ~~LIBOR Rate~~SOFR Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any ~~LIBOR Rate~~SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any ~~LIBOR Rate~~SOFR Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any ~~LIBOR Rate~~SOFR Loan on the date specified in any ~~LIBOR~~SOFR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a ~~LIBOR Rate~~SOFR Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable ~~LIBOR Rate~~SOFR Loan on such last day of such Interest Period, it being agreed that Agent has no obligation to so defer the application of payments to any ~~LIBOR Rate~~SOFR Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii) Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than 10 ~~LIBOR Rate~~SOFR Loans in effect at any given time. Borrowers may only exercise the ~~LIBOR~~SOFR Option for proposed ~~LIBOR Rate~~SOFR Loans of at least $~~5,000,000~~1,000,000 .

(c) Conversion; Prepayment. Borrowers may convert ~~LIBOR Rate~~SOFR Loans to Base Rate Loans or prepay ~~LIBOR Rate~~SOFR Loans at any time; provided, that in the event that ~~LIBOR Rate~~SOFR Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).

(d) Special Provisions Applicable to ~~LIBOR Rate~~Adjusted Term SOFR.

(i) ~~The LIBOR Rate~~Adjusted Term SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs ~~to such Lender of maintaining or obtaining any eurodollar deposits or increased costs~~ (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, ~~including~~or pursuant to any ~~Changes~~Change in Law ~~and changes~~or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at

~~the LIBOR Rate~~Adjusted Term SOFR. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting ~~such LIBOR Rate~~Adjusted Term SOFR and the method for determining the amount of such adjustment, or (B) repay the ~~LIBOR~~SOFR Loans or Base Rate Loans determined with reference to Adjusted Term SOFR, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) Subject to the provisions set forth in Section  2.12(~~e~~d)(iii ) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain ~~LIBOR~~SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at the ~~LIBOR~~Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (~~A~~y)(i) in the case of any ~~LIBOR Rate~~SOFR Loans of such Lender that are outstanding, ~~the date specified in~~such SOFR Loans of such Lender~~’s notice shall~~ will be deemed to ~~be~~have been converted to Base Rate Loans on the last day of the Interest Period of such ~~LIBOR Rate~~SOFR Loans, if such Lender may lawfully continue to maintain such SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, and thereafter interest upon the ~~LIBOR Rate~~SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans~~,~~ (if applicable, without reference to the Adjusted Term SOFR component thereof) and (ii) in the case of any such Base Rate Loans of such Lender that are outstanding and that are determined with reference to Adjusted Term SOFR, interest upon the Base Rate Loans of such Lender after the date specified in such Lender’s notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Adjusted Term SOFR component thereof and (~~B~~z) Borrowers shall not be entitled to elect the ~~LIBOR~~SOFR Option and Base Rate Loans shall not be determined with reference to the Adjusted Term SOFR component thereof, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii) ~~(e) Effect of~~ Benchmark ~~Transition Event~~Replacement Setting.

(A) ~~(i)~~ Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable~~, Agent and Administrative Borrower may amend this Agreement to replace the ~~LIBOR Rate~~then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. ~~Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment.~~ No replacement of ~~the LIBOR Rate~~a Benchmark with a Benchmark Replacement pursuant to ~~this Section~~this Section 2.12(~~e~~d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B) ~~(ii)~~ Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent, in consultation with Administrative Borrower, will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C) ~~(iii)~~ Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (1) the implementation of any ~~occurrence of a~~ Benchmark ~~Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark~~ Replacement ~~Date~~ and ~~Benchmark Transition Start Date,~~ (2) the ~~implementation of any Benchmark Replacement, (3) the~~ effectiveness of any ~~Benchmark Replacement~~ Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will notify Administrative Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d)(iii)(D) and (~~4~~y) the commencement ~~or conclusion~~ of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(~~e~~d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(~~e~~d)(iii).

(D) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E) ~~(iv)~~ Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) Administrative Borrower may revoke any pending request for a ~~Borrowing~~borrowing of, conversion to or continuation of ~~LIBOR Rate~~SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a ~~Borrowing~~borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the ~~LIBOR Rate~~then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(e) ~~(f)~~ No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to ~~acquire eurodollar deposits to fund or otherwise~~ match fund any Obligation as to which interest accrues at ~~the LIBOR~~Adjusted Term SOFR or the Term SOFR Reference Rate.

2.13 Capital Requirements.

(a) If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section 2.13 for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining ~~LIBOR~~SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR), and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain ~~LIBOR~~SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR), then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain ~~LIBOR~~SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR), may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c) Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14 Incremental Facilities.

(a) At any time during the period from and after the Closing Date through but excluding the date that is the Maturity Date, at the option of Borrowers (but subject to the conditions set forth in Section 2.14(b) below), the Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”). Agent shall invite each Lender to increase its Revolver Commitments (it being understood that no Lender shall be obligated to increase its Revolver Commitments) in connection with a proposed Increase at the interest margin proposed by Borrowers, and if sufficient Lenders do not agree to increase their Revolver Commitments in connection with such proposed Increase, then Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent and Borrowers to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $25,000,000 and integral multiples of $5,000,000 in excess thereof. In no event may the Revolver Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.14 on more than two occasions in the aggregate for all such Increases. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolver Commitments exceed $200,000,000.

(b) Each of the following shall be conditions precedent to any Increase of the Revolver Commitments and the Maximum Revolver Amount in connection therewith:

(i) Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrowers to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrowers, and Agent are party,

(ii) each of the conditions precedent set forth in Section 3.2 are satisfied,

(iii) in connection with any Increase, if any Loan Party or any of its Subsidiaries owns or will acquire any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Board of Governors,

(iv) Borrowers have delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for the Loan Parties and their Subsidiaries evidencing compliance on a pro forma basis with Section 7 for the 12 months (on a month-by-month basis) immediately following the proposed date of the applicable Increase,

(v) Borrowers have delivered to Agent an officer’s certificate with corresponding calculations certifying and demonstrating that as of the date of such Increase (i) after taking into account all Indebtedness of the Borrowers other than the Obligations, the Borrowers are able to incur Indebtedness under this Agreement equal to the Maximum Revolver Amount after giving effect to such Increase without violating Section 1011 of the KAC Indentures, and (ii) the Indenture Credit Facilities Cap exceeds the sum of (x) the Maximum Revolver Amount after giving effect to such Increase and (y) all Indenture Credit Facilities Indebtedness other than the Obligations, by an amount equal to or greater than 10% of the Maximum Revolver Amount after giving effect to such Increase; and

(vi) ~~(v)~~ the interest rate margins with respect to the Revolving Loans to be made pursuant to the increased Revolver Commitments shall be the same as the interest rate margin applicable to Revolving Loans hereunder immediately prior to the applicable Increase Date (as defined below).

(c) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.14.

(d) Each of the Lenders having a Revolver Commitment prior to the Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.

(e) The Revolving Loans, Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.14 shall constitute Revolving Loans, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.

2.15 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e) Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans, or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i) Each of the Borrowers hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, the Borrowers shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Borrower’s right to proceed against any other Loan Party. In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each of the Borrowers hereby waives until such time as the Obligations have been paid in full:

(i) all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Borrowers by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii) all rights and defenses that the Borrowers may have because the Obligations are secured by Real Property located in California, meaning, among other things, that: (A) Agent, the other members of the Lender Group, and the Bank Product Providers may collect from the Borrowers without first foreclosing on any real or personal property collateral pledged by any Loan Party, and (B) if Agent, on behalf of the Lender Group, forecloses on any Real Property pledged as Collateral by any Loan Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Lender Group may collect from the Loan Parties even if, by foreclosing on any such Real Property pledged as Collateral, Agent or the other members of the Lender Group have destroyed or impaired any right the Borrowers may have to collect from any other Loan Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses the Borrowers may have because the Obligations are secured by Real Property (including any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and

(iii) all rights and defenses arising out of an election of remedies by Agent, the other members of the Lender Group, and the Bank Product Providers, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the Borrowers’ rights of subrogation and reimbursement against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise

2.16 ESG Amendment; Sustainability Coordinator.

(a) After the Third Amendment Effective Date, the Borrowers, in consultation with the Sustainability Coordinator, shall be entitled, but not required, to either (a) establish specified Key Performance Indicators (“KPIs”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Borrowers and their respective Subsidiaries and evaluated by the Sustainability Assurance Provider or (b) establish external ESG ratings (“ESG Ratings”) targets to be mutually agreed between the Borrowers and the Sustainability Coordinator and reviewed by the Sustainability Assurance Provider. The Sustainability Coordinator, the Borrowers and the Required Lenders may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating either the KPIs or ESG Ratings and other related provisions (the “ESG Pricing Provisions”) into this Agreement. Upon effectiveness of any such ESG Amendment, based on either the Borrower’s performance against the KPIs or its obtainment of the target ESG Ratings, certain adjustments to the Unused Line Fee, Letter of Credit Fee and Applicable Margin may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in a decrease or increase of more than (a) 1.50 basis points in the Unused Line Fee and/or (b) 7.50 basis points in the Applicable Margin or Letter of Credit Fee. If KPIs are utilized, the pricing adjustments will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published in May 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and is to be mutually agreed between the Borrowers and the Sustainability Coordinator (each acting reasonably) and reviewed by the Sustainability Assurance Provider. Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing or increasing the Unused Line Fee, Letter of Credit Fee or Applicable Margin to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Lenders.

(b) The Sustainability Coordinator will (i) assist the Borrowers in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrowers in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement.

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3 Maturity. The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).

3.4 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon ten Business Days prior written notice to Agent, to repay all of the Obligations in full and terminate the Commitments. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Organization; Powers. Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.2 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and each constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents; (b) will not violate any Requirement of Law applicable to any Loan Party; (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right under any such material indenture, agreement or other instrument (other than a Loan Document) to require any payment to be made by any Loan Party; and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created pursuant to the Loan Documents.

4.4 Financial Condition; No Material Adverse Change.

(a) KAC has heretofore furnished to the Lender Group copies of, or has provided Agent with an electronic link to the copies that have been made available through its website or that have been filed with the SEC via EDGAR, its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the 2016, 2017 and 2018 Fiscal Years, audited by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter ended June 30, 2019. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of KAC and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, ~~2018~~2020.

4.5 Properties.

(a) As of the Closing Date, Schedule 4.5(a) sets forth the address of each parcel of material real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and, to the knowledge of the Loan Parties, no material default by any party to any such lease or sublease exists. Except as set forth on Schedule 4.5(a), each of the Loan Parties has good and indefeasible title to, or valid leasehold interests in, all its material real and personal property, free of all Liens other than Permitted Liens.

(b) Each of the Loan Parties owns, or is licensed to use, all material trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 4.5(b), and the use thereof by the Loan Parties does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement.

4.6 Litigation and Environmental Matters.

(a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Loan Parties, threatened against or affecting the Loan Parties (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters, (i) no Loan Party has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any Environmental Liability.

4.7 Compliance with Laws and Agreements. Each of the Loan Parties, to its knowledge, is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.8 Governmental Regulation. No Loan Party nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

4.9 Taxes. Each of the Loan Parties has timely filed or caused to be filed all federal and all state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Federal and all state and other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves. No tax Liens (other than Permitted Encumbrances) have been filed and no claims are being asserted with respect to any such Taxes.

4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Update No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of each such Plan.

4.11 Disclosure. Each Loan Party has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, (a) the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date, and (b) it is understood and agreed that uncertainty is inherent in any forecasts or projections and no assurances can be given by the Loan Parties of the future achievement of such performance. The information included in the Beneficial Ownership Certification most recently provided to Agent under this Agreement is true and correct in all respects.

4.12 Material Agreements. As of the Closing Date, all material agreements and contracts to which any Loan Party is a party or is bound and which, under Requirements of Law, would be required to be filed with the SEC, are either (a) filed as exhibits to, or incorporated by reference in, the reports of KAC that were filed with the SEC, prior to the Closing Date, or (b) are listed on Schedule 4.12. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness, except where such defaults, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.13 Solvency.

(a) Both before and immediately after the consummation of the Transactions to occur on the Closing Date, and as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, each Loan Party is Solvent. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b) No Loan Party intends to, or will permit any of the Subsidiaries to, and no Loan Party believes that it or any of the Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

(c) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the Transactions with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.14 Insurance. Schedule 4.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. All policies of insurance of any kind or nature owned by or issued to any of the Loan Parties, including without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance are in full force and effect and are of a nature and provide such coverage as is customarily carried by companies of the size and character of the Loan Parties.

4.15 Capitalization and Subsidiaries. Schedule 4.15 (as updated from time to time by KAC) sets forth (a) a correct and complete list of the name and relationship to KAC of each and all of the other Loan Parties, (b) a true and complete listing of each class of each of the Loan Parties’ authorized Equity Interests (other than KAC’s), of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 4.15, and (c) the type of entity of each Loan Party. All of the issued and outstanding Equity Interests of a Subsidiary owned by any Loan Party have been duly authorized and issued and are fully paid and non-assessable (to the extent such concepts are relevant with respect to such ownership interests).

4.16 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of Agent (for the benefit of the Lender Group and the Bank Product Providers ) and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of Agent (for the benefit of the Lender Group and the Bank Product Providers ), pursuant to any Requirement of Law or any applicable agreement that is permitted hereunder and (b) Liens on personal Property perfected only by possession (including possession of any certificate of title) to the extent Agent has not obtained or does not maintain possession of such Collateral.

4.17 Employment Matters. There are no strikes, lockouts or slowdowns against any Loan Party or any of the Subsidiaries pending or, to the knowledge of the Loan Parties, threatened. The hours worked by and payments made to employees of any Loan Party or any of the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from and payable by any Loan Party in accordance with Requirements of Law, on account of wages and employee health and welfare insurance and other benefits, have been paid at or within such time as required by such Requirements of Law, or, to the extent required by such Requirements of Law, accrued as a liability on the books of such Loan Party.

4.18 Federal Reserve Regulation. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations T, U and X.

4.19 Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.8.

4.20 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person , (b) has any assets located in Sanctioned Territories, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Territories, in each case in violation of Sanctions. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to promote compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Territory in any manner that would result in a violation of any Sanctions, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

4.21 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its Board of Directors has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lender Group to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

4.22 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

4.23 Eligible Accounts; Eligible Inventory~~; Eligible M&E~~. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory. ~~As to each item of M&E that is identified by Borrowers as Eligible M&E in a Borrowing Base Certificate submitted to Agent, such M&E is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible M&E.~~

4.24 Location of Inventory ~~and M&E~~. The Inventory ~~and M&E~~ of Loan Parties and their Subsidiaries is not stored with a bailee, warehouseman, or similar party except as set forth on, and is located only at, or in-transit between, the locations identified on, Schedule 4.24 to this Agreement (as such Schedule may be updated pursuant to Section 5.16).

4.25 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.26 Indenture Credit Facilities Cap. As of the date of the making of each Revolving Loan or other extension of credit hereunder, (a) the Borrowers are able to incur the additional Indebtedness contemplated by such Revolving Loan or other extension of credit without violating Section 1011 of the KAC Indentures, and (b) after giving effect to such Revolving Loan or other extension of credit, the Indenture Credit Facilities Cap exceeds the sum of (x) the outstanding principal amount of Obligations, including the amount of such Revolving Loan or other extension of credit and (y) all Indenture Credit Facilities Indebtedness other than the Obligations, by an amount equal to or greater than 10% of the Maximum Revolver Amount.

4.27  ~~4.26~~ Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, each Loan Party satisfies all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and payment in full of the Obligations:

5.1 Financial Statements; Borrowing Base and Other Information.

(a) The Borrowers will furnish to Agent (for delivery to each Lender):

(i) on or before the date upon which KAC’s annual report on Form 10-K is required to be filed with the SEC (and in any event within 105 days after the end of each Fiscal Year), KAC’s (i) audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows, showing the financial condition of KAC and the Subsidiaries on a consolidated basis as of the close of such Fiscal Year and the results of their operations during such Fiscal Year, such consolidated financial statements to be audited for KAC and the Subsidiaries by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an audit opinion of such accountants (without (A) a “going concern” or like qualification, exception or explanatory paragraph and (B) any qualification or exception as to the scope of such audit) and to be certified by a Financial Officer of KAC to the effect that such consolidated financial statements fairly present the financial condition and results of operations of KAC and the Subsidiaries on a consolidated basis in accordance with GAAP, and (ii) unaudited consolidating balance sheet and related unaudited consolidating statements of income as of the close of the fourth Fiscal Quarter and as of the close of such Fiscal Year, all such consolidating financial statements showing separately the financial condition of KAC, the Borrowers other than KAC (as a single group) and the Subsidiaries which are not Borrowers (as a single group); provided, however, that any document required to be delivered pursuant to this Section 5.1(a)(i) shall be deemed to have been furnished to Agent if the Borrowers have provided Agent with a link to such documents that have been made available through their website or that have been filed with the SEC via EDGAR;

(ii) on or before the date upon which KAC’s quarterly report on Form 10-Q is required to be filed with the SEC (and in any event within 50 days after the end of each of the first three Fiscal Quarters of KAC), KAC’s (i) unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows, showing the financial condition of KAC and the Subsidiaries on a consolidated basis as of the close of such Fiscal Quarter and the results of their operations during such Fiscal Quarter and the then elapsed portion of the applicable Fiscal Year, certified by a Financial Officer of KAC as fairly presenting the financial condition and results of operations of KAC and the Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) unaudited consolidating balance sheet and related unaudited consolidating statements of income as of the close of such Fiscal Quarter, all such consolidating financial statements showing separately the financial condition of KAC, the Borrowers other than KAC (as a single group) and the Subsidiaries which are not Borrowers (as a single group); provided that any document required to be delivered pursuant to this Section 5.1(a)(ii) shall be deemed to have been furnished to Agent if the Borrowers have provided Agent with a link to such documents that have been made available through their website or that have been filed with the SEC via EDGAR;

(iii) if an Increased Reporting Period is in effect, as soon as available, but no more than 30 days after the end of each Fiscal Month, the unaudited consolidated balance sheet as of the close of such Fiscal Month and related unaudited consolidated statements of income and cash flow of KAC and the Subsidiaries during such Fiscal Month and the Fiscal Year to date period;

(iv) (i) concurrently with any delivery of financial statements under Section 5.1(a)(i), 5.1(a)(ii), or 5.1(a)(iii) above, a Compliance Certificate (i) certifying, in the case of the financial statements delivered under Section 5.1(a)(ii) or 5.1(a)(iii), as presenting fairly in all material respects the financial condition and results of operations of KAC and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (iii) certifying, in the case of the financial statements delivered under Section 5.1(a)(ii) or 5.1(a)(iii), during any Covenant Testing Period, compliance with Section 7.1;

(v) as soon as available, but in any event not more than 90 days after the end of each Fiscal Year, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of KAC on a consolidated basis for each month of the then current Fiscal Year (the “Projections”) in form reasonably satisfactory to Agent;

(vi) as soon as available, but in any event (1) if Revolver Usage at all times during the Fiscal Quarter most recently ended is not greater than 35% of the Line Cap, within 15 days after the end of each Fiscal Quarter, (2) if Revolver Usage at any time during the Fiscal Month most recently ended is greater than 35% of the Line Cap, within 15 days of the end of such Fiscal Month, or (3) if an Increased Reporting Period is in effect, within three Business Days of the end of each calendar week (it being understood that a calendar week ends on Sunday), as of the last day of the immediately preceding Fiscal Quarter, Fiscal Month, or calendar week, as the case may be, a Borrowing Base Certificate which calculates the Borrowing Base and upon Agent’s request and, in any event, at all times from and after the incurrence of any Indenture Credit Facilities Indebtedness other than the Obligations and the KAC Notes, a separate certificate of a Financial Officer calculating the Indenture Credit Facilities Cap and the Initial Indenture Borrowing Base, in each case, as of the end of applicable period then ended, together with supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base and, if then applicable, the Indenture Credit Facilities Cap and the Initial Indenture Borrowing Base as Agent may reasonably request (provided that delivery of the Borrowing Base Certificate through the Agent’s electronic platform or portal, subject to Agent’s authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Base as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by Borrowers and delivered to Agent);

(vii) as soon as available, but in any event (1) in the case of each of the following other than clause (vii)(F) below, if Revolver Usage at all times during the Fiscal Quarter most recently ended is not greater than 35% of the Line Cap, within 15 days after the end of each Fiscal Quarter, (2) in the case of each of the following, if Revolver Usage at any time during the Fiscal Month most recently ended is greater than 35% of the Line Cap, within 15 days of the end of such Fiscal Month, or (3) in the case of clauses (vii)(A), (vii)(B), and (vii)(F) below, if an Increased Reporting Period is in effect, within three Business Days of the end of each calendar week (it being understood that a calendar week ends on Sunday), as of the applicable period then ended, all delivered electronically in a text formatted file acceptable to Agent:

(A)

a detailed aging of the Borrowers’ Accounts (1) including all invoices aged by invoice date and due date and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(B)

a schedule detailing the Borrowers’ Inventory, in form satisfactory to Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis or, subject to verification by Agent or a field examiner pursuant to an Acceptable Appraisal, on a weighted-average basis) or market and (2) reconciled to the Borrowing Base Certificate delivered as of such date;

(C)	a summary of categories of Accounts excluded from Eligible Accounts and Inventory excluded from Eligible Inventory;

(D)

a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (vii)(A) and (vii)(B) above;

(E)	~~a schedule identifying any items of Equipment (and their respective NOLV) that during such period ceased to be included in the PP&E Component~~[Reserved]; and

(F)

in connection with any transfer, usage, or other disposition by the Loan Parties of cash constituting Eligible Cash constituting 10% or more of the Borrowing Base reflected in the most recently delivered Borrowing Base Certificate, which transfer, usage, or other disposition results in such cash ceasing to be Eligible Cash, an updated calculation of the portion of the Borrowing Base comprised of Eligible Cash that reflects such transfer, usage, or other disposition;

(viii) promptly upon request by Agent in its Permitted Discretion:

(A)	a list of all customer addresses, delivered electronically in a text formatted file acceptable to Agent;

(B)	for the day specified in such request, a detailed calculation of the amount of Eligible Cash as of the end of such day;

(C)

for each applicable period specified in such request, an Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers’ general ledger;

(D)	a description of all claims, offsets, or disputes then asserted by Account Debtors with respect to each Borrower’s Accounts;

(E)	a summary aging, by vendor, of each Loan Party’s accounts payable and any book overdraft and an aging, by vendor, of any held checks;

(F)	a detailed report regarding each Loan Party’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Eligible Cash;

(G)	a report regarding each Loan Party’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes;

(H)

a Perfection Certificate or a supplement to the Perfection Certificate (provided, that so long as no Event of Default shall have occurred and be continuing, Agent shall not request a Perfection Certificate or a supplement to the Perfection Certificate more than once per Fiscal Quarter);

(I)	copies of purchase orders and invoices for Inventory ~~and Equipment~~ acquired by any Loan Party or its Subsidiaries;

(J)

copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent;

(K)

any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(L)

in connection with any sales or dispositions by the Loan Parties of assets (other than Eligible Cash) included in the Borrowing Base after the date that the Borrowers delivered the most recently delivered Borrowing Base Certificate, an updated Borrowing Base Certificate that reflects the removal of the applicable assets from the Borrowing Base;

(ix) promptly after any Borrower obtains knowledge thereof, notice of a material portion of Eligible Accounts~~,~~ or Eligible Inventory ~~or Eligible M&E~~, as the case may be, becoming ineligible under the Borrowing Base;

(x) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be; provided that any documents required to be delivered pursuant to this Section 5.1(a)(x) shall be deemed to have been delivered on the date on which KAC provides Agent a link to where such documents were filed electronically via EDGAR or such documents have been made publicly available on its website; and

(xi) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as Agent or any Lender, acting through Agent, may reasonably request.

(b) The Borrowers will use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the applicable items set forth in this Section 5.1.

5.2 Notices of Material Events.

(a) The Borrowers will furnish to Agent (for delivery to each Lender) prompt written notice of the following:

(i) the occurrence of any Default or Event of Default (which notice shall be delivered no later than five Business Days after any Loan Party has any knowledge thereof);

(ii) receipt of any notice of any governmental investigation or any governmental or other litigation or proceeding commenced or threatened against any Loan Party that (i) could reasonably be expected to have a Material Adverse Effect, (ii) contests any tax, fee, assessment, or other governmental charge in excess of $~~15,000,000~~25,000,000 , or (iii) involves any product recall;

(iii) any Lien (other than Permitted Liens) or claim made or asserted against Collateral having a value in excess of $~~5,000,000~~10,000,000;

(iv) any loss, damage, or destruction to the Collateral having a book value of $~~15,000,000~~ 25,000,000 or more, whether or not covered by insurance;

(v) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);

(vi) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $~~15,000,000~~25,000,000 ;

(vii) receipt of any notice by a holder of any Material Indebtedness that any event of default exists with respect thereto; and

(viii) any other development, including as a result of any work stoppage, strike or other labor dispute, that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(b) Each notice delivered under this Section 5.2 shall be accompanied by a statement of a Financial Officer or other executive officer of the Administrative Borrower setting forth in reasonable detail the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.3 Existence; Conduct of Business. Each Loan Party will (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) if (A) in the reasonable business judgment of KAC, it is in the best economic interest of the Loan Parties, taken as a whole, not to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises, and (B) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) as otherwise permitted in connection with sales of assets permitted by Section 6.5; and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

5.4 Payment of Obligations. Each Loan Party will pay or discharge all Material Indebtedness and all other material liabilities and obligations, including material Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.5 Maintenance of Properties. Each Loan Party will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.6 Books and Records; Inspection Rights. Each Loan Party will (a) keep proper books of record and account in accordance with GAAP in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Agent or any Lender (including employees of Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by Agent), upon reasonable prior notice, to visit during regular business hours and inspect its properties, to examine and make extracts from its books and records for the purpose of verifying the accuracy of the various reports delivered by the Loan Parties to Agent, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by Agent and the Lenders.

5.7 Compliance with Laws. Each Loan Party will comply in all material respects all Requirements of Law applicable to it or its property, except any of the foregoing relating to Environmental Laws, which compliance is subject to Section 5.10.

5.8 Use of Proceeds.

(a) The proceeds of the Loans and Letters of Credit will be used only (i) to repay amounts outstanding under the Existing Credit Facility, (ii) for general corporate purposes (including Permitted Acquisitions and, subject to the restrictions contained in Section 6.8, repurchases of shares of common stock of KAC) of the Loan Parties in the ordinary course of business and (iii) to pay any related transaction costs, fees and expenses. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) to purchase or carry any such Margin Stock or (ii) to extend credit to others for the purpose of purchasing or carrying any such Margin Stock, in either case, in any manner or for any purpose that violates any of the Regulations of the Board of Governors, including Regulations T, U and X.

(b) No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, to make any payments to a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Territory or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Territory or of or with a Sanctioned Person, in each case in violation of Sanctions, or in any other manner that would result in a violation of Sanctions by any Person. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

5.9 Insurance.

(a) Each Loan Party will maintain with financially sound and reputable carriers acceptable to Agent in its Permitted Discretion (including, consistent with past practice, insurance companies affiliated with KAC), insurance with respect to their properties and business in such amounts, of such character and against such risks acceptable to Agent in its Permitted Discretion and as are usually maintained by companies engaged in the same or similar business or having comparable properties, and in any case having a coverage which is not materially less than the insurance of such type maintained by the Loan Parties on the Closing Date. All property insurance covering Collateral maintained by the Loan Parties shall name Agent as sole loss payee. All liability insurance maintained by the Loan Parties shall name Agent as additional insured. All such property and liability insurance shall further provide for at least 30 days’ prior written notice (10 days’ prior written notice with respect to cancellation for non-payment of premium or at the request of the insured) to Agent of the cancellation thereof. The Loan Parties will furnish to the Lenders, promptly upon request of Agent, information in reasonable detail as to the insurance so maintained. Within five Business Days (or such longer period as may be agreed to by Agent in its sole discretion) after the Closing Date, the Loan Parties shall furnish to Agent insurance certificates for the liability and property insurance policies naming Agent as additional insured and lender’s loss payee, as applicable, and within 30 days (or such longer period as may be agreed to by Agent in its sole discretion) after the Closing Date, the Loan Parties shall furnish to Agent endorsements to the liability and property insurance policies naming Agent as additional insured and lender’s loss payee, as applicable.

(b) If at any time the area in which any Real Property that is subject to a Mortgage is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount and on terms that are satisfactory to Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise satisfactory to Agent and all Lenders.

5.10 Environmental Covenant. Each Loan Party will:

(a) use and operate all of their respective facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses, and other authorizations required by applicable Environmental Laws relating to environmental matters in effect from time to time, and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

(b) do the following:

(i) as soon as possible and in any event not later than 15 Business Days after any Loan Party becomes aware of the receipt thereof, notify Agent and provide copies of all written claims, complaints, notices, or inquiries by a Governmental Authority, or any Person which has commenced a legal proceeding against any of the Loan Parties, relating to material non-compliance by any of the Loan Parties with, or material potential liability of any of the Loan Parties under, Environmental Laws; and

(ii) with reasonable diligence cure all environmental defects and conditions which are the subject of any actions and proceedings against any of the Loan Parties relating to compliance with Environmental Laws, except to the extent such actions and proceedings (or the obligation of any of the Loan Parties to cure such defects and conditions) are stayed or are being contested by any of the Loan Parties or in good faith by appropriate proceedings; and

(c) provide such information, access and certifications which Agent may reasonably request from time to time to evidence compliance with this Section 5.10.

5.11 Appraisals. At any time that Agent requests, the Loan Parties will provide Agent with Acceptable Appraisals or updates thereof of their Inventory ~~and Equipment~~, such Acceptable Appraisals and updates to include, without limitation, information required by applicable Requirements of Law. The Borrowers shall reimburse Agent for all reasonable charges, costs and expenses related to all such appraisals; provided, that so long as no Event of Default shall have occurred and be continuing during a calendar year, Borrowers shall not be obligated to reimburse Agent (i) for any inventory appraisals in such calendar year if Revolver Usage at all times during such calendar year does not exceed 15% of the Line Cap, (ii) for more than 1 inventory appraisal in such calendar year if Revolver Usage at any time during such calendar year exceeds 15% of the Line Cap (increasing to 2 inventory appraisals if an Increased Reporting Event has occurred during such calendar year~~), (iii) subject to the other terms of this Section 5.11, for any equipment appraisals in such calendar year if Revolver Usage at all times during such calendar year does not exceed 15% of the Line Cap, and (iv) subject to the other terms of this Section 5.11, for more than 1 equipment appraisal in such calendar year if Revolver Usage at any time during such calendar year exceeds 15% of the Line Cap (increasing to 2 equipment appraisals if an Increased Reporting Event has occurred during such calendar year), in each case, except for appraisals conducted in connection with a proposed Permitted Acquisition (whether or not consummated~~); and provided, further, that there shall be no limitation on the number or frequency of appraisals that shall be at the sole expense of the Borrowers if any Default or Event of Default shall have occurred and be continuing. ~~The~~Notwithstanding anything to the contrary contained herein, the Borrowers ~~shall~~agree to reimburse Agent for all reasonable charges, costs and expenses related to ~~the initial appraisals of the~~

~~M&E included in the PP&E Component~~an inventory appraisal conducted within 60 days of the Third Amendment Effective Date, which obligation shall be in addition to and ~~to~~not in lieu of any reimbursement obligation for any other inventory appraisal ~~of M&E of the kind~~ described in ~~the definition of “PP&E Component” in connection with a Borrower-requested reset of the NOLV of Eligible M&E~~this Section.

5.12 Field Examinations. At any time that Agent requests, the Loan Parties will allow Agent to conduct field examinations or updates thereof to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems, and prepared on a basis satisfactory to Agent, such field examinations and updates to include, without limitation, information required by applicable Requirements of Law. The Borrowers shall reimburse Agent for all reasonable charges, costs and expenses related to all such field examinations; provided that so long as no Event of Default shall have occurred and be continuing during a calendar year, Borrowers shall not be obligated to reimburse Agent for more than 1 field examination in such calendar year (increasing to 2 field examinations if an Increased Reporting Event has occurred during such calendar year), except for field examinations conducted in connection with a proposed Permitted Acquisition (whether or not consummated); and provided, further, that there shall be no limitation on the number or frequency of field examinations that shall be at the sole expense of the Borrowers if any Default or Event of Default shall have occurred and be continuing.

5.13 Depository Banks. Each of the Loan Parties will maintain one or more of the Lenders or other banks that are acceptable to Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

5.14 Additional Collateral; Further Assurances.

(a) Subject to applicable Requirements of Law, each Loan Party shall cause each of its domestic Significant Subsidiaries formed or acquired after the date of this Agreement to become a Loan Party by executing a Joinder~~; provided that subject to compliance with the terms of Section 5.18(b), KA Warrick shall execute and deliver a Joinder no later than April 16, 2021~~. Upon execution and delivery of a Joinder, each such Person (i) if intended to become a Borrower, shall automatically become a Borrower hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to Agent (for the benefit of the Lender Group and the Bank Product Providers ) in any property of such Loan Party which constitutes Collateral. Notwithstanding the foregoing, if a Subsidiary is acquired through a Permitted Acquisition such Subsidiary shall not be required to become a Loan Party so long as KAC delivers notice to Agent prior to the Permitted Acquisition that such acquired Subsidiary would not become a Loan Party; provided, that each Subsidiary so acquired that does not become a Loan Party shall not be included in the calculation of the Fixed Charge Coverage Ratio for any period if such Subsidiary, together with all other Subsidiaries that are not Loan Parties, account for greater than 15% of the consolidated EBITDA of KAC and its Subsidiaries for such period.

(b) Without limiting the foregoing, each Loan Party will execute and deliver, or cause to be executed and delivered, to Agent such documents, agreements and instruments (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a Mortgage), and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 3.1, as applicable), which may be required by law or which Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Loan Documents, all at the expense of the Borrowers.

(c) Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.14) or in any other Loan Document, (i) Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Lenders has received 45 days’ prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender and (ii) Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent.

(d) Any document, agreement, or instrument executed or issued pursuant to this Section 5.14 shall constitute a Loan Document.

5.15 Permitted Supplier Financing Transaction. Each Loan Party shall cause all proceeds of each Permitted Supplier Financing Transaction to be deposited into a Deposit Account of a Borrower which is subject to a Control Agreement.

5.16 Location of Inventory ~~and M&E~~; Chief Executive Office. Each Loan Party will keep (a) its Inventory ~~and M&E~~ only at the locations identified on Schedule 4.24 to this Agreement (provided that Borrowers may amend Schedule 4.24 to this Agreement so long as such amendment occurs by written notice to Agent not less than ten days prior to the date on which such Inventory ~~or M&E~~ is moved to such new location and so long as Agent has consented to such amendment and such new location is within the continental United States), and (b) their respective chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement. Each Loan Party will use its commercially reasonable efforts to obtain Collateral Access Agreements for each of the locations identified on Schedule 7 to the Guaranty and Security Agreement and Schedule 4.24 to this Agreement.

5.17 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to promote compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.18 Post-Closing Obligations.

(a)

~~Within 30 days after the Closing Date (or such later date as Agent may agree in writing), the Loan Parties will deliver to Agent each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered: a master intercompany demand note between the Loan Parties and their Subsidiaries, and an intercompany subordination agreement between Agent and the Loan Parties and their Subsidiaries.~~

(a)

~~(b)~~ On or prior to ~~April 16~~May 31, ~~2021~~2022 (or such later date as Agent may agree in writing), the Loan Parties will deliver to Agent ~~each of the following documents~~a Control Agreement, in form and substance reasonably satisfactory to Agent, ~~duly executed and delivered (as applicable):~~

~~(i)~~	~~a Perfection Certificate (or supplement to Perfection Certificate) reflecting the inclusion of KA Warrick, together with all schedules contemplated thereby, executed by the Loan Parties;~~

~~(ii)~~	~~a Joinder Agreement (Credit Agreement) (“Joinder to Credit Agreement”) by and among KA Warrick and Agent together with all schedules contemplated thereby, executed by Agent and KA Warrick;~~

(iii)

~~a Joinder No. 1~~for each of the Deposit Accounts and/or Securities Accounts appearing on Schedule 7 to the Guaranty and Security Agreement ~~(“Joinder to GSA”) by and among KA Warrick and Agent together with all schedules contemplated thereby, executed by Agent and KA Warrick;~~that do not constitute an Excluded Account (as defined in the Guaranty and Security Agreement), together with, as applicable, a completed and duly executed form U-1 for each such Securities Account..

~~(iv)~~	~~a Patent Security Agreement and Trademark Security Agreement by and among KA Warrick and Agent together with all schedules contemplated thereby, executed by Agent and KA Warrick;~~

~~(v)~~	~~an appropriate financing statement to be filed in the office of the Delaware Secretary of State against KA Warrick to perfect the Agent’s Liens in and to the Collateral of KA Warrick;~~

~~(vi)~~

~~a certificate from the Secretary of KA Warrick (i) attesting to the resolutions of KA Warrick’s Board of Directors or Managers, as applicable, authorizing its execution, delivery, and performance of this agreement and the other Loan Documents to which KA Warrick is or will become a party, (ii) authorizing officers of KA Warrick to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of KA Warrick;~~

~~(vii)~~

~~a certificate of status with respect to KA Warrick, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of KA Warrick, which certificate shall indicate that KA Warrick is in good standing in such jurisdiction;~~

~~(viii)~~

~~certificates of status with respect to KA Warrick, dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of KA Warrick) in which the failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that KA Warrick is in good standing in such jurisdictions;~~

~~(ix)~~

~~copies of KA Warrick’s Governing Documents, as amended, modified or supplemented to the date of delivery to Agent, certified by the Secretary (or Manager) of KA Warrick (including evidence of its name change from Alcoa Warrick LLC);~~

~~(x)~~	~~evidence that KA Warrick has been added to the Loan Parties’ existing insurance policies required by Section 5.9 of the Credit Agreement;~~

~~(xi)~~

~~a customary opinion of counsel regarding such matters as to KA Warrick as Agent or its counsel may reasonably request, and which is otherwise in form and substance reasonably satisfactory to Agent (it being understood that such opinion shall be limited to the Joinder to Credit Agreement, Joinder to GSA and the other Loan Documents executed or delivered in connection therewith by KA Warrick (including the financing statement filed against KA Warrick); and~~

(~~xii)~~

~~such other agreements, instruments, approvals or other documents reasonably requested by Agent in order to create, perfect and establish the first priority of, or otherwise protect, any Lien purported to be covered by any Loan Document or otherwise to effect the intent that KA Warrick shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that, to the extent set forth in the Credit Agreement and the Guaranty and Security Agreement, all property and assets of KA Warrick shall become Collateral for the Obligation.~~

~~(c)~~

~~On or prior to April 16, 2021, the Loan Parties will use commercially reasonable efforts to deliver to Agent, in form and substance satisfactory to Agent, a Collateral Access Agreement for the Warrick County, Indiana facility.~~

6. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:

6.1 Indebtedness.

(a) No Loan Party will create, incur or suffer to exist any Indebtedness, except:

(i) the Obligations;

(ii) Indebtedness existing on the Closing Date hereof and set forth in Schedule 6.1(a)(ii), and extensions, renewals and replacements of any such Indebtedness in accordance with Section 6.1(a)(vi) hereof;

(iii) Indebtedness of any Loan Party to any other Loan Party; provided that such Indebtedness shall be subordinated to the Obligations on terms reasonably satisfactory to Agent;

(iv) Guarantees by any Loan Party of Indebtedness of any other Loan Party or any Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.1, (ii) Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.4 and (iii) Guarantees permitted under this Section 6.1(a)(iv) shall be subordinated to the Obligations of the applicable Loan Party on the same terms to the extent that the Indebtedness so Guaranteed is subordinated to the Obligations;

(v) Indebtedness of any Loan Party set forth in Schedule 6.1(a)(v) that was incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with Section 6.1(a)(vi) hereof;

(vi) Indebtedness which represents an extension, refinancing, replacement or renewal (such Indebtedness being so extended, refinanced, replaced or renewed being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in Sections 6.1(a)(ii), 6.1(a)(v) and 6.1(a)(xv) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (A) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness (except in an amount equal to any prepayment premiums, fees or similar amounts payable in respect of the Original Indebtedness) or increase the interest rate thereof above then-prevailing market rates as determined in good faith by KAC, (B) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party unless such Lien otherwise constitutes a Permitted Encumbrance, (C) no Loan Party that is not originally obligated with respect to such Original Indebtedness is required to become obligated with respect thereto, (D) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (E) the terms of such Refinance Indebtedness other than fees, interest, and other economic terms are not less favorable, when taken as a whole, to the obligor thereunder than the terms of such Original Indebtedness and (F) if such Original Indebtedness was subordinated in right of payment to the Obligations, then the terms and conditions of the Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to Agent and the Lenders as those that were applicable to such Original Indebtedness;

(vii) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(viii) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(ix) Indebtedness in respect of obligations pursuant to any Permitted Commodity Swap Agreement;

(x) Indebtedness in respect of advance payments by customers under purchase contracts in the ordinary course of business by the applicable Loan Party;

(xi) Indebtedness owed to any Lender or Affiliate thereof in respect of any Banking Services Obligations;

(xii) Indebtedness incurred by any Loan Party under Hedge Agreements entered into in accordance with ~~Section 6.7~~;

(xiii) the endorsement, in the ordinary course of collection, of negotiable instruments payable to it or its order;

(xiv) Indebtedness secured by non-working capital assets of any Person that becomes a Loan Party after the date hereof pursuant to a Permitted Acquisition or other Investment permitted under this Agreement; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (xiv) shall not exceed $~~100,000,000~~150,000,000 at any time outstanding;

(xv) other Indebtedness incurred after the Closing Date in an aggregate principal amount, together with the aggregate consideration for all sale and leaseback transactions consummated after the Closing Date, not exceeding $~~200,000,000~~300,000,000 at any time outstanding; provided that to the extent any such Indebtedness is secured by any property or assets of the Loan Parties, (x) such security shall not attach to all or any part of the Collateral and (y) to the extent reasonably requested by Agent, the holders of such secured Indebtedness shall enter into an intercreditor agreement with respect thereto;

(xvi) Indebtedness owing from a Loan Party to another Subsidiary that is not a Loan Party so long as such Indebtedness is unsecured and subordinated to the Obligations on terms reasonably satisfactory to Agent; and

(xvii) unsecured Indebtedness in an unlimited amount, so long as at the time any such unsecured Indebtedness is incurred the Payment Condition is satisfied.

(b) The amounts permitted by Sections 6.1(a)(ii) and 6.1(a)(xv) shall not include those obligations under operating leases that are required to be capitalized on the balance sheet as a liability, in accordance with GAAP.

6.2 Liens.

(a) No Loan Party will create, incur, assume or permit to exist any Lien on any Collateral, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created pursuant to any Loan Document;

(ii) Permitted Encumbrances;

(iii) any Lien on any Collateral existing on the Closing Date and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset forming a part of the Collateral and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv) any Lien existing on any Collateral (other than Accounts~~, Inventory and Equipment~~ orInventory) prior to the acquisition thereof by any Loan Party, including as a result of merger or consolidation with any Loan Party that is permitted pursuant to Section 6.3, or existing on any Collateral (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Loan Party and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(v) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(vi) Liens securing a judgment for the payment of money and not constituting an Event of Default under clause (k) of Section 8; and

(vii) Liens on Equipment not constituting ~~Collateral; provided that such Equipment is clearly identified as not being included in the Borrowing Base and clearly identified as Equipment that does not constitute~~ Collateral.

(b) Notwithstanding the foregoing, none of the Permitted Liens may at any time attach to any Borrower’s Accounts or Inventory, other than those permitted under clause (a) of the definition of Permitted Encumbrance, Section 6.2(a)(i) above and, in the case of Inventory only, Liens of landlords and warehousemen that arise in the ordinary course of business under the Requirements of Law and secure obligations not overdue by more than 30 days or are being contested in compliance with Section 5.4.

6.3 Fundamental Changes.

(a) No Loan Party will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Loan Party may dissolve, merge or liquidate with or into any other Loan Party and (ii) Subsidiary may merge into any Loan Party in a transaction in which such Loan Party is the surviving corporation.

(b) No Loan Party will change its classification/status for U.S. federal income tax purposes.

(c) No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.4 Investments, Loans, Advances, Guarantees and Acquisitions.

(a) No Loan Party will purchase, hold or acquire (including pursuant to any merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, whether through purchase of assets, merger or otherwise, or make a deposit or advance payment for any such purchase, holding, acquisition or other transaction (all the foregoing, “Investments”), except:

(i) Permitted Investments;

(ii) Investments in existence on the date of this Agreement and described in Schedule 6.4, together with modifications, extensions and renewals thereof;

(iii) Investments by the Loan Parties in Equity Interests in their respective Subsidiaries;

(iv) loans or advances made by any Loan Party to any other Loan Party; provided that the amount of such loans and advances made by Subsidiaries that are not Loan Parties shall be subordinated to the Obligations on terms reasonably satisfactory to Agent;

(v) Guarantees constituting Indebtedness permitted by Section 6.1;

(vi) loans or advances made by a Loan Party to its employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $5,000,000 in the aggregate at any one time outstanding;

(vii) subject to Section 7 of the Guaranty and Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(viii) Investments in the form of Hedge Agreements permitted by Section 6.7;

(ix) Investments of any Person existing at the time such Person becomes a Loan Party or consolidates or merges with a Loan Party (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Loan Party or of such merger;

(x) Investments received in connection with the dispositions of assets permitted by Section 6.5;

(xi) Permitted Acquisitions and down payments or escrow deposits made in respect of a transaction that would be a Permitted Acquisition; provided that on the date any such down payment or escrow deposit is made, the Payment Condition must be satisfied;

(xii) loans or advances to directors, officers or employees of any Loan Party, the proceeds of which are concurrently used to purchase Equity Interests in a Loan Party;

(xiii) advances and loans to, and Investments in, any Subsidiary or Affiliate of the Loan Parties in the ordinary course of business consistent with past practices, so long as the Payment Condition is satisfied;

(xiv) Investments in the form of advance payments in connection with any Permitted Commodity Swap Agreement;

(xv) contribution payments made to the Salaried VEBA Trusts pursuant to an agreement between the Salaried VEBA Trust and KAC;

(xvi) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”; and

(xvii) other Investments (other than acquisitions) so long as the Payment Condition is satisfied.

(b) The average maturity for the Permitted Investments of the Loan Parties, taken as a whole, shall not exceed 36 months from the date of acquisition thereof.

6.5 Asset Sales. No Loan Party will sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, except:

(a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business, and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) sales, transfers and dispositions to any other Loan Party;

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of Permitted Investments;

(e) sale and leaseback transactions permitted by Section 6.6;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party;

(g) non-exclusive licenses of intellectual property in the ordinary course of business;

(h) transfer of assets as a contribution to a joint venture so long as such contribution constitutes an Investment permitted by Section 6.4(a)(xvii); provided that the asset so transferred is not part of the Borrowing Base at the time of such contribution;

(i) a sale or other disposition of Accounts in connection with a Permitted Supplier Financing Transaction; and

(j) sales, transfers and other dispositions of assets (other than the sale of Equity Interests that would result in a Change in Control) that are not permitted by any other part of this Section 6.5, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this Section 6.5(i) shall not exceed $~~50,000,000~~75,000,000 during any Fiscal Year of KAC;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by Sections 6.5(b), 6.5(h) and 6.5(i) above) (i) shall be made for fair value and (ii) at least 75% of the consideration therefor shall be in cash or assets that can be readily converted into cash without discount within 90 days thereafter, unless, with respect to this clause (ii), (x) such asset is not Collateral and (y) at the time the relevant asset sale, transfer, lease and other disposition occurs the Payment Condition is satisfied.

6.6 Sale and Leaseback Transactions. No Loan Party will enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Loan Party that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Loan Party acquires or completes the construction of such fixed or capital asset; provided that the aggregate consideration for all transactions permitted under this Section 6.6, together with the aggregate principal amount of Indebtedness incurred by the Loan Party pursuant to Section 6.1(a)(xiv), shall not exceed the amounts set forth in Section 6.1(a)(xiv).

6.7 Hedge Agreements. No Loan Party will enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which any Loan Party has actual exposure (other than those in respect of Equity Interests of any Loan Party), and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party, and (c) Permitted Commodity Swap Agreements.

6.8 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each Loan Party may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock; (ii) any Loan Party (other than KAC) may declare and pay dividends ratably with respect to their Equity Interests; (iii) any Loan Party may make Restricted Payments to any other Loan Party that is its direct parent; (iv) KAC may settle stock options and warrants in common stock of KAC upon conversion; and (v) KAC may make Restricted Payments in an unlimited amount if the Payment Condition is satisfied.

(b) No Loan Party will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) Finance Lease Obligations permitted by Section 6.1(a)(v);

(iv) any prepayment of Indebtedness in connection with the cancellation, termination or unwinding of any Permitted Commodity Swap Agreement or Hedge Agreement permitted pursuant to Section 6.7; and

(v) if the Payment Condition is satisfied, repayments of subordinated intercompany Indebtedness and prepayments or repurchases of Indebtedness, each in an unlimited amount.

6.9 Transactions with Affiliates. No Loan Party will sell, lease or otherwise transfer any property or assets material to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other material transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among the Loan Parties not involving any other Affiliate; (c) any Investment permitted by Section 6.4(a)(iii) or 6.4(a)(iv); (d) any Indebtedness permitted under Section 6.1(a)(iii); (e) any Restricted Payment permitted by Section 6.8; (f) loans or advances to employees, officers and directors permitted under Section 6.4; (g) the payment of reasonable fees to directors of any Loan Party who are not employees of such Loan Party, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Loan Parties in the ordinary course of business; and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Loan Party’s Board of Directors.

6.10 Restrictive Agreements. No Loan Party will directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets forming a part of the Collateral, or (b) the ability of any Loan Party (other than KAC) to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Loan Party or to Guarantee Indebtedness of any Loan Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Requirements of Law or by any Loan Document; (ii) the foregoing shall not apply to restrictions and conditions imposed on the Loan Parties existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Loan Party pending such sale (provided that such restrictions and conditions apply only to the Loan Party that is to be sold and such sale is permitted hereunder); (iv) the foregoing shall not apply to customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder; (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vii) clause (b) of the foregoing shall not apply to restrictions pursuant to any other indenture or agreement governing the issuance of Indebtedness permitted hereunder, provided that such restrictions or conditions are customary for such Indebtedness as reasonably determined in good faith judgment of KAC.

6.11 Amendment of Material Documents. No Loan Party will amend, modify or waive any of its rights under any agreement relating to any Subordinated Indebtedness that has the effect of (i) accelerating the date of any payment of principal or interest thereunder, (ii) increasing the interest rate or fees payable thereunder or converting any interest payable in kind to current cash pay interest, (iii) amending, modifying or supplementing the subordination provisions related thereto or (iv) making any provisions related thereto more restrictive or burdensome on any Loan Party.

6.12 Inventory ~~or M&E~~ with Bailees. No Loan Party will store its Inventory ~~or M&E~~ at any time with a bailee, warehouseman, or similar party except those listed on Schedule 4.24 (as such Schedule may be amended in accordance with Section 5.16).

7. FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:

7.1 Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio, as of the last day of any Test Period, to be less than 1.0:1.0; provided that no Borrower shall be required to comply with this covenant as of the last day of any Fiscal Month, so long as (a) no Covenant Testing Period has occurred and is continuing on the last day of such Fiscal Month and (b) no Covenant Trigger Event occurs after the last day of such Fiscal Month and on or prior to the last day of the Fiscal Quarter next ending following such Fiscal Month.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other Obligation (other than an amount referred to in clause (a) of this Section 8) payable pursuant to this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days after the date due;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any of (i) Section 5.2(a)(i), 5.3 (with respect to a Loan Party’s existence), 5.8, 5.9, or 5.18 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another provision of this Section 8), and such failure shall continue unremedied for a period of (i) fifteen (15) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from Agent (which notice will be given at the request of any Lender) if such breach relates to the terms or provisions of Section 5.1, 5.2 (other than Section 5.2(a)(i)) or 5.6 of this Agreement, (ii) thirty (30) days if such breach relates to the terms and provisions of the Guaranty and Security Agreement (other than Section 7 of the Guaranty and Security Agreement), or (iii) 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or the other Loan Documents;

(f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (i) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (ii) the petition commencing the Insolvency Proceeding is not timely controverted, (iii) the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (iv) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (v) an order for relief shall have been issued or entered therein;

(i) (i) an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries or (ii) any Loan Party shall take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $~~15,000,000~~30,000,000 shall be rendered against any Loan Party and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment or any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred results in, or in the opinion of the Required Lenders, could reasonably be expected to result in, a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the breach of any of the terms or provisions of any Loan Document (other than this Agreement and the Guaranty and Security Agreement), which default or breach continues beyond any period of grace therein provided;

(o) the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of such guaranty, or any Guarantor shall deny that it has any further liability under such Guaranty, or shall give notice to such effect;

(p) the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any such Loan Document, or any such Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any such Loan Document, or any Loan Party shall fail to comply with any of the terms or provisions of any such Loan Document; or

(q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

9. RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) by written notice to Borrowers, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b) by written notice to Borrowers, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in clause (h) or clause (i) of Section 8, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

10.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, the Issuing Bank, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction determines by a final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o Administrative Borrower Kaiser Aluminum Corporation [***]

If to Agent:	Wells Fargo Bank, National Association [***]

with copies to:	McGuireWoods LLP [***]

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE

ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f) IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN SECTION 12(c) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND(D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) THROUGH (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST

THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(b). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi) THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii) THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

(g) NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 14.1 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE AGENT PURSUANT TO THE LOAN DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS SECTION 12(g) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)

Borrowers; provided, that no consent of Borrowers shall be required (1) if a Default or Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; and

(B)	Agent, Swing Lender, and Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A)	no assignment may be made to a natural person or to a holding company, investment vehicle, or trust for, or owned and operated for the primary benefit of, a natural person,

(B)	no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C)	no assignment may be made to a Defaulting Lender,

(D)

the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(E)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(F)

the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(G)	unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(H)	the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolver Commitments, and the principal amount of and stated interest on the Loans, held by each Lender pursuant to the terms of this Agreement from time to time (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(i) In the event that a Lender sells participations in the Loans, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Loans that is subject to such participations) (the “Participant Register”). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of a Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (A) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (B) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend, modify, or eliminate this Section 14.1 or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 3.1 or 3.2,

(vi) amend, modify, or eliminate Section 15.11,

(vii) other than as permitted by Section 15.11, release or contractually subordinated Agent’s Lien in and to any of the Collateral,

(viii) amend, modify, or eliminate the definitions of “Required Lenders,” “Supermajority Lenders,” or “Pro Rata Share”,

(ix) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(x) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), 2.4(b)(ii), or 2.4(b)(iii) or Section 2.4(e) or 2.4(f),

(xi) amend, modify, or eliminate the definitions of “Covenant Testing Period,” “Covenant Trigger Event,” “Cash Dominion Event,” or “Cash Dominion Period”, or

(xii) amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of a Loan Party;

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c) No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Supermajority Lenders, do any of the following: (i) amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Cash~~,~~ and Eligible Inventory~~, and Eligible M&E~~) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base; (ii) amend, modify, or eliminate the definition of Maximum Revolver Amount; or (iii) change Section 2.1(c);

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;

(e) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and

(f) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender, (iii) any amendment contemplated by Section  2.12(~~e~~d)(iii ) of this Agreement in connection with a Benchmark Transition Event ~~or an Early Opt-in Election~~ shall be effective as contemplated by such Section  2.12(~~e~~d)(iii ) hereof~~,~~ and (iv) ~~at~~ any ~~time that any Real Property constitutes Collateral, no~~ amendment ~~or modification of or with respect to any provision~~contemplated by Section 2.6(g) of this Agreement ~~or any other Loan Document shall add, increase, renew, or extend any loan, commitment, or credit line under this Agreement until completion of flood due diligence, documentation, and coverage as required by the Flood Laws or as otherwise reasonably satisfactory to the Lenders~~in connection with the use or administration of Term SOFR shall be effective as contemplated by such Section 2.6(g).

14.2 Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section 15.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.9 Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.5 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to Section 8, or (vi) in connection with a credit bid or purchase authorized under this Section 15.11. Except as provided in the preceding sentence, the Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that the Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $~~5,000,000~~10,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). In addition, the Lenders irrevocably authorize the Agent, at its option and in its discretion, upon request of the Borrowers, to release any Lien on any Equipment granted to or held by the Agent under any Loan Document~~; provided that (i) no Default or Event of Default has occurred and is continuing and (ii) such Equipment is not included in the calculation of the Borrowing Base at the time of the requested release and the Borrowers have delivered a Borrowing Base Certificate demonstrating compliance with the Borrowing Base at such time~~ from and after the Third Amendment Effective Date. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property. Notwithstanding the provisions of this Section 15.11, the Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each appraisal, field examination, or audit report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon Borrowers’ and their Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18 Joint Lead Arrangers, Joint Book Runners, ~~and~~ Syndication Agents and Documentation Agent. Each of the Joint Lead Arrangers, Joint Book Runners, ~~and~~ Syndication Agents and Documentation Agent, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Bank. Without limiting the foregoing, each of the Joint Lead Arrangers, Joint Book Runners, ~~and~~ Syndication Agents and Documentation Agent, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Book Runners, ~~and~~ Syndication Agents and Documentation Agent in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers, Joint Book Runners, ~~and~~ Syndication Agents and Documentation Agent, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

15.19 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement, or

(iv) such other representation, warranty, and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) clause (i) in Section 15.19(a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty, and covenant in accordance with clause (iv) in Section 15.19(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document, or any documents related hereto or thereto).

16. WITHHOLDING TAXES.

16.1 Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Tax or an Indemnified Tax is so levied or imposed, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent’s demand. The Loan Parties shall jointly and severally indemnify Agent, each Lender, and the Issuing Bank (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

16.2 Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Administrative Borrower on behalf of all Borrowers one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 16.2(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.3 Reductions.

(a) If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4 Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. ~~Delivery~~ Execution of ~~an executed~~any such counterpart ~~of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective~~may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as ~~delivery of~~ an original ~~executed counterpart of~~manual signature. Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement. Any party delivering an executed counterpart of this Agreement by ~~telefacsimile or other electronic method of transmission~~faxed, scanned or photocopied manual signature shall also ~~shall~~ deliver an original manually executed counterpart ~~of this Agreement~~, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability~~,~~ and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.

17.8 Revival and Reinstatement of Obligations; Certain Waivers.

(a) If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

(b) Anything to the contrary contained herein notwithstanding, if Agent or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, each Borrower hereby waives its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor’s partial payment.

17.9 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with (A) any assignment, participation or pledge of any Lender’s interest under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations; provided, that prior to receipt of Confidential Information any such assignee, participant, pledgee, or actual or prospective counterparty (or such actual or prospective counterparty’s advisors) shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c) Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses

(whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11 Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13 KAC as Agent for Borrowers. Each Borrower hereby irrevocably appoints KAC as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and

Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), (c) to enter into Bank Product Provider Agreements on behalf of Borrowers and their Subsidiaries, and (d) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14 Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of ~~any EEA~~the applicable Resolution Authority.

17.15 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”~~;~~ and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):~~(a)~~ In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

~~(b) As used in this Section 17.15, the following terms have the following meanings:~~

~~“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party~~.

~~“Covered Entity” means any of the following:~~

~~(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);~~

~~(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or~~

~~(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).~~

~~“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.~~

~~“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D~~

17.16 Erroneous Payments.

(a) Each Lender, each Issuing Bank, each other Bank Product Provider and any other party hereto hereby severally agrees that if (i) Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any Bank Product Provider (or the Lender which is an Affiliate of a Lender, Issuing Bank or Bank Product Provider) or any other Person that has received funds from Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or Bank Product Provider (each such recipient, a “Payment Recipient”) that Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 17.16(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and upon demand from Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of Agent and upon Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to Agent or, at the option of Agent, Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13 and (3) Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under this Section 17.16 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from the Borrowers or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 17.16 shall survive the resignation or replacement of Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) The provisions of this Section 17.16 to the contrary notwithstanding, (i) nothing in this Section 17.16 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed and delivered as of the date first above written.

KAISER ALUMINUM CORPORATION,
as a Borrower

By:
Name:
Title:

KAISER ALUMINUM INVESTMENTS COMPANY, as a Borrower

By:
Name:
Title:

KAISER ALUMINUM FABRICATED
PRODUCTS, LLC, as a Borrower

By:
Name:
Title:

KAISER ALUMINUM WASHINGTON, LLC, as a Borrower

By:
Name:
Title:

Signature page to Credit Agreement (Kaiser Aluminum)

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Agent, as Joint Lead Arranger, as Joint Book Runner, and as a Lender

By:
Name:
Its Authorized Signatory

Signature page to Credit Agreement (Kaiser Aluminum)

JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arranger, as Joint Book Runner, and as a Lender

By:
Name:
Its Authorized Signatory

Signature page to Credit Agreement (Kaiser Aluminum)

BANK OF AMERICA, N.A.,
as a Syndication Agent and as a Lender

By:
Name:
Its Authorized Signatory

Signature page to Credit Agreement (Kaiser Aluminum)

~~U.S.~~BARCLAYS BANK ~~NATIONAL ASSOCIATION,~~
PLC,as a Syndication Agent and as a Lender

By:
Name:
Its Authorized Signatory

Signature page to Credit Agreement (Kaiser Aluminum)

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent and as a Lender

By:
Name:
Its Authorized Signatory

Signature page to Credit Agreement (Kaiser Aluminum)

~~BARCLAYS~~GOLDMAN SACHS BANK ~~PLC~~
~~– NEW YORK BRANCH~~USA, as a Lender

By:
Name:
Its Authorized Signatory

Signature page to Credit Agreement (Kaiser Aluminum)

Annex A

Exhibit L-1

(Form of SOFR Notice)

Form of SOFR Notice

Wells Fargo Bank, National Association, as Agent

under the below referenced Credit Agreement

1800 Century Park East, Suite 1100

Los Angeles, CA 90067

Attn: Account Manager – Kaiser Aluminum

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of October 30, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Kaiser Aluminum Corporation, a Delaware corporation, Kaiser Aluminum Investments Company, a Delaware corporation, Kaiser Aluminum Fabricated Products, LLC, a Delaware limited liability company, Kaiser Aluminum Washington, LLC, a Delaware limited liability company, and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-1 (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender” and, collectively, the “Lenders”), Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity “Agent”), and the other parties thereto. Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.

This SOFR Notice represents Borrowers’ request to elect the SOFR Option with respect to outstanding Revolving Loans in the amount of $                    (the “SOFR Advance”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

The SOFR Advance will have an Interest Period of [1 or 3] month(s) commencing on                    .

This SOFR Notice further confirms Borrowers’ acceptance, for purposes of determining the rate of interest based on the Adjusted Term SOFR as determined pursuant to the Credit Agreement.

Administrative Borrower represents and warrants that (i) as of the date hereof, the representations and warranties of the Borrowers or their Subsidiaries contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such

Exhibit L-1–Page 1 of 3

materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Exhibit L-1–Page 2 of 3

Dated:

KAISER ALUMINUM CORPORATION, a Delaware corporation, as Administrative Borrower

By

Name:
Title:

Acknowledged by:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent

By:

Name:
Title:

Exhibit L-1–Page 3 of 3